UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-effective amendment No. 3
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AGASSIZ ENERGY, LLC
(Name of small business issuer in its charter)

Minnesota	2860	80-0130330
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
(Address and telephone number of
principal executive offices and principal place of business)
510 County Road 71, Valley Technology Park,
Crookston, Minnesota 56716
(218) 281-8442
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Don Sargeant, Chief Manager
510 County Road 71
Valley Technology Park, Crookston, Minnesota 56716
(218) 281-8442
Copies of Communications to:
Todd A. Taylor
Michael R. O’Brien
Leonard, O’Brien, Spencer, Gale & Sayre, Ltd.
100 South Fifth Street, Suite 2500, Minneapolis, Minnesota 55402
(612) 332-1030
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 30, 2006
AGASSIZ ENERGY, LLC
A Minnesota Limited Liability Company
[Effective Date]
      The Securities being offered by Agassiz Energy, LLC are Limited Liability Company Membership Units.

Minimum Offering Amount	$42,500,000	Minimum Number of Units	42,500,000
Maximum Offering Amount	$58,500,000	Maximum Number of Units	58,500,000
Offering Price: $1.00 per Unit
Minimum Purchase Requirement: 20,000 Units ($20,000), subject to waiver
Additional Increments: 5,000 Units ($5,000), subject to waiver
      We are offering limited liability company membership units in Agassiz Energy, LLC, a Minnesota limited liability company. We intend to use the offering proceeds to develop, construct and operate a 52 million gallon per year dry mill corn-processing ethanol plant in Erskine Minnesota. We estimate the total project, including operating capital, will cost approximately $110,045,000. We expect to use debt financing to complete project capitalization. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end on the date that the maximum number of units have been sold. We may also end the offering any time after we sell the minimum number of units and prior to [twelve month date]. In addition, if we abandon the project for any reason prior to [twelve month date], we will terminate the offering and promptly return offering proceeds to investors. Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
      These securities are speculative securities and involve a significant degree of risk. You should read this prospectus including the “RISK FACTORS” beginning on page 8. You should consider these risk factors before investing in us.

•	Your investment in us will be an investment in illiquid securities;

•	Our units will not be listed on a national exchange and are subject to restrictions on transfer including restrictions in our member control agreement;

•	No public market or other market for the units now exists or is expected to develop; and

•	Our directors and officers will be selling our units without the use of an underwriter.

PROSPECTUS SUMMARY
      This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus and the financial statements, and attached exhibits before you decide whether to invest.
The Company
      We are a development stage Minnesota limited liability company. We were organized on October 12, 2004 as a Minnesota limited liability company. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 510 County Road 71, Valley Technology Park, Crookston, MN 56716. Our telephone number is (218) 281-8442. Our website is located at www.agassizenergy.com.
      We are a development-stage company with no prior operating history. The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 52 million gallon per year dry mill corn-processing denatured ethanol plant to be located in northwestern Minnesota. Denatured ethanol consists of two gallons of gasoline for every 50 gallons of ethanol. When we refer to ethanol, we mean denatured ethanol. We do not expect to generate any revenue until we begin operating the proposed ethanol plant.
The Offering

Minimum number of units offered	42,500,000 units

Maximum number of units offered	58,500,000 units

Purchase price per unit	$1.00

Minimum purchase amount	Twenty thousand units ($20,000), subject to waiver by the board of governors.

Additional Purchases	Five thousand unit increments

Maximum purchase amount	You may purchase any number of additional units subject to the 20% ownership limitation contained in our member control agreement. There are currently 4,636,500 units outstanding. If we sell the minimum number of units offered, the maximum number of units you can purchase is 9,427,300 units. If we sell the maximum number of units offered, the maximum number of units you can purchase is 12,627,300 units.

Use of proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 52 million gallon dry mill corn- processing denatured ethanol plant to be located in Erskine, Minnesota.

Offering start date	We expect to start selling units as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission.

Offering end date	The offering will end no later than [twelve month date]. If we sell the maximum number of units prior to [twelve month date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [twelve month date]. In addition, if we abandon the project for any reason prior to [twelve month date], we will terminate the offering and promptly return the offering proceeds to investors.

Units issued and outstanding if min. sold	47,136,500(1)

Units issued and outstanding if max. sold	63,136,500(1)

States in which we plan to register	Minnesota, North Dakota and South Dakota

Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.

(1)	Includes 4,636,500 units currently issued and outstanding from our previous private placements.
      Risk Factors. You should consider the risks described in the section entitled “Risk Factors” before making an investment in our membership units. These risks include, but are not limited to the following:

•	Our assumptions concerning our financing requirements and future operations;

•	Risks that we will not generate sufficient revenues to meet our debt service obligations and comply with restrictive covenants;

•	Risks in construction such as delays due to adverse weather conditions which could delay commencement and/or completion of the ethanol plant;

•	Risks related to our business, including that we may not generate sufficient cash to make any distributions to members due to our inability to manufacture ethanol as efficiently as we expect due to factors related to costs and supply of corn, energy or water, or other factors affecting demand for ethanol such as price, competition and general economic conditions;

•	Risks relating to state and federal ethanol subsidies, public sentiment towards ethanol production and use, environmental restrictions that could limit our activities or increase our costs and liabilities, and demand for ethanol generally;

•	Risks from our expected tax status as a partnership which if challenged by the IRS, could have adverse financial and tax consequences to us and to investors.
The Project
      If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 52 million gallon per year dry mill corn-processing denatured ethanol plant in northwestern Minnesota. We expect the ethanol plant will annually process approximately 18 million bushels of corn into 52 million gallons of denatured ethanol and 171,000 tons of dry distillers grains for animal feed per year. These production estimates are from our anticipated design-builder, Wanzek Construction, Inc./ Teton Industrial Construction, Inc/ Utility Engineering, a Joint-Venture Partnership, doing business as the Bio-Renewable Group. Distillers grains are the principal co-products of the ethanol manufacturing process that we intend to sell.
      We have entered into a Memorandum of Understanding with Bio-Renewable Group, for the design and construction of our proposed ethanol plant. See “Estimated Use of Proceeds” on Page 33. Because of the preliminary nature of the agreement, the cost of our plant could be significantly higher than the $98,000,000 construction price provided by Bio-Renewable group in September 2005 as an estimate. We expect Bio-Renewable Group to build our plant using technology developed by Vogelbusch U.S.A., Inc. of Houston, Texas. Bio-Renewable Group and Vogelbusch U.S.A. have developed, designed and built several other ethanol plants in the United States. The Memorandum of Understanding is in effect for a period of one year after May 20, 2005, and either party may terminate the Memorandum upon 30 days written notice to the other at the end of such period. If no such notice is given, then the Memorandum continues in effect for successive periods of six months until a 30 days written notice of termination is given prior to the end of any such six-month extended term. As of June 29, 2006, both parties verbally reaffirmed this agreement. However, if we terminate the Memorandum of Understanding to use a different general contractor or intentionally fail or refuse to perform our commitments contained in the Memorandum of understanding, then we must pay Bio-Renewable Group an $85,000 cancellation fee plus reimbursable expenses. There have been no reimbursable expenses incurred to date, and Bio-Renewable Group has advised us that they don’t expect there to be any during the course of this contract. We have already paid $160,000 pursuant to the Memorandum of Understanding using proceeds from our private placement. We expect to execute a definitive design-build agreement with Bio-Renewable Group, which will set forth in detail the design and construction services provided by Bio-Renewable Group, in exchange for a lump sum price of at least $98,000,000 plus any required adjustment as set forth in our Memorandum of Understanding.
      Construction of the project is expected to take 12-18 months from the date our offering closes. Our anticipated completion date is scheduled for late 4th quarter 2007 or 1st quarter 2008.

		Percent of
Use of Proceeds	Amount	Total

Construction Costs:
Plant construction	$91,577,000	83.2%
Land Acquisition and Site Development	2,180,000	2.0%
Railroad	2,500,000	2.3%
Fire Protection	500,000	.5%
Administrative Building	205,000	.2%
Office Equipment	75,000	.1%
Computers, Software, Network	100,000	.1%
Capitalized interest	700,000	.6%
Rolling stock	325,000	.3%
Start up costs:
Financing costs	1,200,000	1.1%
Pre-Production period costs(1)	7,200,000	6.5%
Inventory — Spare parts	1,400,000	1.3%
Working capital	45,500	—%
Inventory — corn	950,000	.9%
Inventory — chemicals and ingredients	460,000	.4%
Inventory — Ethanol and DDGS	628,000	.5%

Total	$110,045,500	100%

(1)	Includes estimated offering expenses of $389,560, design and process engineering expenses, training and commissioning costs.
      Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. There are no current plans to capture and market the carbon dioxide, however, at some point in the future we may decide it is feasible to do so. We intend to market our ethanol through an experienced ethanol marketer. We may try to market our distillers grains to the local livestock markets surrounding the plant. However, if the local markets are unable to support purchases of our distillers grains at the prices we desire, we will market the distillers grains through an experienced distillers grains marketer.
Our Financing Plan
      We estimate the total project will cost approximately $110,045,000. This is a preliminary estimate primarily based upon the experience of our general contractor, Bio-Renewable Group; with ethanol plants similar to the plant we intend to build and operate. Based on our discussions with Bio-Renewable Group we believe that the proposed plant will cost at least $98,000,000 excluding any change orders we may approve. We expect that costs and expenses incidental to construction and start-up will cost approximately an additional $12,045,000. However, except for our Memorandum of Understanding with Bio-Renewable Group, we do not have any binding or non-binding agreements with any contractor or supplier for labor or materials necessary to construct the plant. All of these costs and expenses may change as we continue to develop the project. As a result, our estimate of the total project cost is not a firm estimate and may change from time to time. These changes could be significant.
      We raised $1,545,500 of seed capital in a private placement for the purpose of funding our developmental, organizational and offering expenses, as well as paying for preliminary design and engineering work necessary to build the plant on schedule. We were awarded $105,000 in matching grants from the Agricultural Utilization Research Institute based in Crookston, Minnesota pursuant to a collaboration agreement dated September 7, 2004. We can use these grant funds to partially fund our development, organizational and offering expenses. We were awarded a grant from the U.S. Department of Agriculture Rural Business-Cooperative Service in the amount of $170,000 pursuant to a value-added agricultural product market development grant agreement dated March 14, 2005. We have used these funds for project coordination, feasibility studies, and environmental assessments.
      We intend to raise a minimum of $42,500,000 and a maximum of $58,500,000 in this offering. Including the $1,545,500 we raised in the seed capital offering and depending on the level of equity raised in this offering and the amount of any grants we may be awarded, we will need to obtain debt financing, grants and other incentives ranging from approximately $50,000,000 to $66,000,000 in order to fully capitalize the project. We have no contracts or commitments with any bank, lender or financial institution for this debt financing. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any grants awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating expenses of the project. We must receive a debt financing commitment prior to taking investments from escrow. If we do not receive a financing commitment prior to [one year from the effective date], we will promptly return your money.
      Even if we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:

•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds after we determine that construction cannot be completed for some reason.
Financial Information
      We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.
Membership in Agassiz Energy, LLC and Our Amended and Restated Member Control Agreement
      If you purchase our units, you will become a member in Agassiz Energy, LLC upon approval by our board of governors and your written agreement to be bound by our member control agreement. Our member control agreement governs Agassiz Energy, LLC, our board of governors and our members. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the member control agreement, and electing future governors.
      The transfer of units is restricted by our member control agreement, which does not allow unit transfers without the consent of our board of governors.

      Our member control agreement states that we will generally distribute profits and losses to our unit holders based upon the ratio each unit holder’s units bear to the total units outstanding.
      We expect to be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes at the company level and will instead allocate net income and losses to unit holders.
Suitability of Investors
      Investing in the units involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of governors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
Subscription Period and Procedures
      The offering will end no later than [twelve months from the effective date of this registration statement]. If we sell the maximum number of units prior to [twelve month date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [twelve months from the effective date of this registration statement]. In addition, if we abandon the project for any reason prior to [twelve months from the effective date of this registration statement], we will terminate the offering and promptly return offering proceeds to investors, including accrued interest on your investment less escrow fees. We may continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part, and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units.
      Before purchasing any units, you must read and complete the subscription agreement and signature page of our member control agreement, pay 10% of your total investment into our escrow account and sign a promissory note and security agreement for the 90% balance of the purchase price.
      Once you have executed the subscription agreement, you will not be able to withdraw funds from escrow, sell or transfer your units or otherwise cancel your subscription agreement. Any time after we sell the minimum aggregate offering amount of $42,500,000, we may give written demand for payment and you will have 30 days to pay the balance of the purchase price. If you fail to pay the balance of the purchase price, you will forfeit your 10% cash deposit and you will not be entitled to any ownership interest in Agassiz Energy. If we acquire sufficient equity cash proceeds to release funds from escrow prior to your initial investment, then you must pay the full purchase price in cash at the time of subscription for the total number of units you wish to purchase. See “PLAN OF DISTRIBUTION — Subscription Period” and “PLAN OF DISTRIBUTION — Subscription Procedures.”
      If we do not receive the minimum offering amount, in cash in the escrow account, prior to [twelve months from the effective date of this registration statement], we will promptly return your investment, plus accrued interest, less escrow fees. This is the case even if we have received subscriptions for the minimum offering amount and have already closed the offering.
Escrow Procedures
      Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with [NAME] Bank, as escrow agent, under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. See “PLAN OF DISTRIBUTION — Escrow Procedures” for the conditions required of us before we release funds from escrow.

IMPORTANT NOTICES TO INVESTORS
      This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.
      Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 8 to read about important risks you should consider before purchasing our units. These risks include, but are not limited to, the following:

•	We are a development-stage company and have not yet generated any revenue and do not expect to generate revenue until plant operations begin;

•	Cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves, and operating expenditures;

•	Our project and future plant operations are subject to construction risks, fluctuations in the prices of grain, utilities and ethanol, which are affected by various factors including weather, production levels, supply, demand, changes in technology, competition from non-U.S. ethanol producers and potential biomass ethanol production, and government support and regulations;

•	We are very dependent on Bio-Renewable Group and Vogelbusch U.S.A., Inc. for the construction, design and technology for our plant and any loss of our relationships with Bio-Renewable Group and Vogelbusch U.S.A., Inc. may cause us to delay or abandon the project;

•	Conflicts of interest exist and may arise in the future between us, our members, our governors and the companies upon which we will depend;

•	The units are subject to a number of transfer restrictions, and no public market exists for our units and none is expected to develop;

•	Members’ voting rights are limited because we are managed by a board of governors and officers; and

•	We may have to close the offering prior to [one year from effective date of this registration statement] if we have not sold the minimum offering amount of $42,500,000 or we have not received a written debt financing commitment ranging from approximately $50,000,000 to $66,000,000, which will be necessary to fully capitalize the project.
      No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.
      These securities have not been registered under the securities laws of any state other than the states of North Dakota, Minnesota and South Dakota and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states.
      In making an investment decision, investors must rely upon their own examination of our business, the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our member control agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
      During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (218) 281-8442, or at our business address: Agassiz

Energy, LLC, 510 County Road 71, Valley Technology Park, Crookston, MN 56716. Also, you may contact any of the following governors directly at the phone numbers listed below:

Name	Position	Phone Number

Donald Sargeant	Chief Manager, Chairman and Governor	(218) 281-8442
Wayne Wagner	Vice President and Governor	(218) 281-6914
Roger Dziengel	Secretary and Governor	(218) 674-4466
Larry Altringer	Treasurer, Chief Financial Officer and Governor	(218) 281-6911
Gary Bridgeford	Governor	(701) 775-8480
Leroy Reitmeier	Governor	(218) 281-5608
Tom Jorgens	Governor	(218) 392-7071
Craig Morgan	Governor	(218) 281-4668
John Vallager	Governor	(218) 281-3789
      If you are a resident of North Dakota, or an entity with its principal place of business in North Dakota, and you would like more information, please contact Gary Bridgeford and Larry Altringer, who have been designated as our registered issuer-dealer agents in North Dakota.

RISK FACTORS
      The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering

Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.
      We may not be able to sell the minimum amount of units required to close on this offering. We must sell at least $42,500,000 worth of units to close the offering. If we do not sell units with a purchase price of at least $42,500,000 by [one year from the effective date of this registration statement], we cannot close the offering and must return investors’ money with accrued interest, less expenses for escrow agency fees. This means that from the date of an investor’s investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [one year from effective date of this prospectus].

We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.
      We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Minnesota, South Dakota and North Dakota. We plan to advertise in local media and by mailing information to area residents. We also plan to hold informational meetings throughout Minnesota, South Dakota and North Dakota. Our governors have significant responsibilities in their primary occupations in addition to trying to raise capital. We expect each of our governors to spend approximately ten hours per month trying to sell our securities. These individuals have no broker-dealer experience and most of our governors have limited or no experience with public offerings of securities. There can be no assurance that our governors will be successful in securing investors for the offering. See “Business Experience of our Governors and Officers.”

Proceeds of this offering are subject to promissory notes due after the offering is closed.
      As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we do not receive the minimum offering amount, in cash in the escrow account, prior to [twelve months from the effective date of this registration statement], we will promptly return your investment, plus accrued interest, less escrow fees. This is the case even if we have received subscriptions for the minimum offering amount and have already closed the offering. If we sell the minimum number of units by [twelve months from the effective date of this registration statement], we will be able to close the offering. Nonetheless, we will not be able to release funds from escrow until the notes are paid off and the cash proceeds in escrow equal or exceed $42,500,000, we have received a written debt financing commitment, the escrow agent provides an affidavit to each state securities department in which we have registered our securities for sale stating that the escrow agreement requirements have been satisfied, and the state securities commissioners have consented to release of the funds on deposit in each state where consent is required. The Minnesota Department of Commerce requires us to submit the written debt financing commitment along with the affidavit.
      The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. We may choose to wait to call the balance on the notes for a variety of reasons related to construction and development of the project. Under the terms of the offering, we may wait until the first day of the 11th month to call the balance. If we wait to call the balance on the notes for a significant period of time after we sell the minimum, the risk of nonpayment on the notes may increase. In order to become a member in Agassiz Energy, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 30 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $42,500,000. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. This means that if you are unable to pay the 90% balance of your investment within 30 days of our notice, you may have to forfeit your 10% cash deposit. Accordingly, the success of the offering depends on the payment of these amounts by the obligors.

Investors will not be allowed to withdraw their investment, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
      Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by Agassiz Energy, LLC. We do not anticipate making a rescission offer. This means that from the date of your investment through [the ending date of this offering], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of Agassiz Energy, LLC, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from Agassiz Energy, LLC and demand a cash payment from us.
Risks Related to Our Financing Plan

Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and Agassiz Energy, LLC.
      We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus accrued interest less a deduction for escrow agency fees from the accrued interest. Including the $1,545,500 we raised in our seed capital offering and depending on the level of equity raised in this offering, we expect to require approximately $50,000,000 to $66,000,000 in senior or subordinated long-term debt from one or more commercial banks or other lenders, incentives and government grants. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown.
      If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.

Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
      Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:

•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales;

•	Merge or consolidate or dispose of all, or substantially all, of our assets; and

•	Make operating expense payments.
      In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.

If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
      If we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.

If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
      We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.
Risks Related to Agassiz Energy, LLC as a Development-Stage Company

Agassiz Energy, LLC has no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.
      We were recently formed and have no history of operations. We cannot provide assurance that Agassiz Energy, LLC can manage start-up effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.

We have little to no experience in the ethanol industry, which may affect our ability to build and operate the ethanol plant.
      We are presently, and are likely for some time to continue to be, dependent upon our founding members, who also serve as our initial governors. Most of these individuals are experienced in business generally but the majority have very little or no experience in raising capital from the public, organizing and building an ethanol plant, and governing and operating a public company. Many of the governors have no expertise in the ethanol industry. In addition, certain governors on our board are presently engaged in business and other activities which impose substantial demand on the time and attention of such governors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of governors.

Our executive officers and governors lack significant experience in financial accounting and preparation of reports under the Securities Exchange Act.
      None of our executive officers or governors has ever served as such with a company that is required to file reports under the Exchange Act as we will be required to do. As a result, we may not be able or qualified to efficiently and correctly deal with our financial accounting issues and preparation of the Exchange Act reports.

We will depend on Bio-Renewable Group and Vogelbusch U.S.A., Inc. for expertise in beginning operations in the ethanol industry and any loss of these relationships could cause us delay and added expense, placing us at a competitive disadvantage.
      We will be dependent on our relationship with Bio-Renewable Group and Vogelbusch U.S.A., Inc. and their respective employees. Any loss of these relationships, particularly during the construction and start-up period for the plant, may prevent us from commencing operations and may result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.

If we fail to finalize critical agreements, such as the design-build agreement, ethanol and distillers grains marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
      You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.

Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
      We expect our business to solely consist of ethanol and distillers grains production and sales. We will not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.

We have a history of losses and may not ever operate profitably.
      For the period of October 12, 2004 (inception) through December 31, 2005, we incurred an accumulated net loss of $323,268. From January 1, 2006 through March 31, 2006, we incurred a net loss of $26,334. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.

We currently have no full-time employees, and we may not be able to hire employees capable of effectively operating the ethanol plant, which may hinder our ability to operate profitably.
      Because we are a development-stage company, we have no full-time employees. If we are not able to hire employees who can effectively operate the plant, our ability to generate revenue will be significantly reduced or prevented altogether such that you could lose all or a substantial portion of your investment.

We may not be able to borrow at the prime rate of interest plus loan fees and this will reduce the value of your investment.
      Because we are a development stage company, and have no credit rate of rating or history of debt regarding payments, we may not be able to obtain our debt financing at the prime interest plus loan fees or at a rate of interest close to prime. A high rate of interest will be an added expense that will reduce the value of your investment.
Risks Related to Construction of the Ethanol Plant

We will depend on Bio-Renewable Group and Vogelbusch U.S.A., Inc. to design and build our ethanol plant. However, we currently have no binding agreement with them and their failure to perform due to a lack of a contract or a conflict of interest could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.
      We will be highly dependent upon Bio-Renewable Group and Vogelbusch U.S.A., Inc. to design and build the plant, but we have no definitive binding agreement with either company. We entered into a Memorandum of Understanding on May 20, 2005 with Bio-Renewable Group for various design and construction services. Bio-Renewable Group has indicated its intention to deliver to us a proposed design-build contract, in which it will serve as our Design-Build team and will engage Vogelbusch U.S.A., Inc. to provide process technology services. As of June 29, 2006, both parties verbally reaffirmed the agreement. As of September 2005, the anticipated design and construction cost was $98,000,000. On May 20, 2005, Bio-Renewable Group also agreed to provide preconstruction services/design development related to permitting efforts. The agreement provides for additional preconstruction services for additional agreed upon fees. We have also entered into a General Service Agreement with Utility Engineering Corporation, a member of the Bio-Renewable Group, dated March 28, 2006, in which Utility Engineering Corporation agrees to perform preliminary engineering and estimating to arrive at a basis for an Engineer, Procure and Construct (EPC) contract. Under this General Service Agreement we were required to pay Utility Engineering Corporation $200,000 on April 1, 2006 and will be required to pay Utility Engineering Corporation $150,000 on each of May 1, June 1 and July 1, 2006. In May 2006, we entered into a license, technology, and service agreement with Vogelbusch U.S.A. to provide technical and proprietary information related to the production of ethanol at our plant. The agreement provides for a license fee of $465,000 payable in two installments with one being due upon financial closing and the second payment due upon completion of the plant. The agreement also provides for process design and engineering services, with fees of $455,000 payable in installments beginning when the agreement was signed. We paid $105,000 related to these fees upon signing. In addition, the agreement provides initial startup and consulting services based on hourly rates. We will use a portion of the seed capital proceeds to pay these amounts. We anticipate that we will execute a definitive binding EPC agreement with Bio-Renewable Group to construct the plant in fall, 2006. However, we have not yet negotiated, reviewed or executed the EPC agreement and there is no assurance that such an agreement will be executed.
      If we do not execute a definitive, binding EPC agreement with Bio-Renewable Group, or if Bio-Renewable Group terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business. Bio-Renewable Group and Vogelbusch U.S.A., Inc. and their affiliates, may have a conflict of interest with us because Bio-Renewable Group, Vogelbusch U.S.A., Inc. and their employees or agents may be involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Bio-Renewable Group or Vogelbusch U.S.A., Inc. to devote their full time attention to our activities. As a result, Bio-Renewable Group and Vogelbusch U.S.A., Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.

We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.
      We anticipate that Bio-Renewable Group will construct the plant for a contract price, based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs on a September 2005 preliminary design for the plant that estimated the cost at approximately $98,000,000 with additional start-up and development costs of approximately $12,045,000 for a total project completion cost of approximately $110,045,000. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. Therefore, the cost of our plant could be significantly higher than the estimated $98,000,000 construction price. The availability and price of steel, cement and labor could affect the final cost of construction of the ethanol plant. Shortages of steel, cement and labor could affect the final completion date of the project. In addition, rebuilding from the various hurricanes that have struck the gulf coast in late 2005 has caused a shortage of cement and labor that may not be corrected by the time we start construction. A shortage in the supply of cement may increase the cost of cement or delay the construction of our plant. A shortage in labor can result in increased costs for the labor available or in an inability to find sufficient labor to complete our project, thereby delaying the construction of our plant. Advances and changes in technology may require changes to our current plans in order to remain competitive and such changes could increase the construction costs. Any significant increase in the estimated construction cost of the plant could force us to seek additional equity or debt financing and delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.

Construction delays could result in devaluation of our units if our production and sale of ethanol and its by-products are similarly delayed.
      We currently expect our plant to be operating by late 4th quarter, 2007 or 1st quarter 2008; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. Another proposed coal-fired ethanol plant in Minnesota has encountered delays as a result of a lawsuit against the Minnesota Pollution Control Agency (MPCA) related to their air pollution permit for that plant. If that lawsuit succeeds in forcing the MPCA to change its standards, our project may also be delayed or could even be forced to be canceled. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.

Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its by-products as anticipated.
      There is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated design-build agreement with Bio-Renewable Group, Bio-Renewable Group is expected to warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery and for a reasonable period after construction is completed. Though we expect the design-build agreement to require Bio-Renewable Group to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value of your units.

Our plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.
      There can be no assurance that we will not encounter hazardous environmental conditions that may delay the construction of the plant. While we have not performed a Phase I environmental assessment, there have been no identified environmental hazards at the site. We do not anticipate Bio-Renewable Group to be responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, Bio-Renewable Group may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, Bio-Renewable Group will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.
Risks Related to Ethanol Production

Changes in the prices of corn, ethanol and distillers grains can be volatile and these changes will significantly impact our financial performance and the value of your investment.
      Our results of operations and financial condition will be significantly affected by the cost and supply of corn and by the selling price for ethanol and distillers grains. Changes in the price and supply of these commodities are subject to and determined by market forces over which we have no control. Higher corn prices will produce lower profit margins. If we experience a sustained price increase in the cost of corn, our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment. In addition, the price of ethanol has recently declined. If we experience a sustained price decrease in ethanol sales, our profit margins may decrease or be eliminated and you may lose some or all of your investment as a result.
      Generally, higher corn prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn costs to our customers. There is no assurance that we will be able to pass through higher corn prices. If a period of high corn prices were to be sustained for some time, such pricing may reduce our ability to generate revenues because of the higher cost of operating and could potentially lead to the loss of some or all of your investment.
      Our revenues will be exclusively dependent on the market prices for ethanol and distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices and demand for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.
      We believe that ethanol production is expanding rapidly at this time. Increased production of ethanol may lead to lower prices. The increased production of ethanol could have other adverse effects. For example, the increased production could lead to increased supplies of co-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and corn production creating lower profits. There can be no assurance as to the price of ethanol or distillers grains in the future. Any downward changes in the price of ethanol and/or distillers grains may result in less income which would decrease our revenues and you could lose some or all of your investment as a result.

Our ability to successfully operate is dependent on the availability of energy and water at anticipated prices.
      Adequate energy and water is critical to plant operations. While we believe that we will have access to adequate supplies of energy and water, we have not yet entered into any definitive agreements to obtain energy and water resources and we may have to pay more than we expect to access efficient energy and water resources. As a result, our ability to make a profit may decline.

We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
      We expect to hire or contract with a third-party marketing firm to market all of the ethanol we plan to produce. We currently expect to do our own distillers grains marketing by selling locally to livestock markets in approximately the 100 miles surrounding our plant. However, if the local livestock markets do not provide an adequate outlet for our distillers grains at the prices we desire, we expect to contract with one or more brokers to market and sell a portion or all of our distillers grains. As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.

Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.
      Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.

We engage in hedging transactions and other price mitigation strategies that could harm our results.
      In an attempt to partially offset the effects of volatility of ethanol prices and corn costs, we may enter into contracts to supply a portion of our ethanol production or purchase a portion of our corn requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures and options contracts for corn from time to time. The price of unleaded gasoline also affects the price we may receive for our ethanol under indexed contracts. The financial statement impact of these activities will be dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn for which we may have futures contracts. Hedging arrangements also will expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and an increased cash price for ethanol. We do not assure you that we will not experience hedging losses in the future. We also intend to vary the amount of hedging or other price mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial position may be adversely affected by increases in the price of corn or decreases in the price of ethanol or unleaded gasoline.
Risks Related to Ethanol Industry

Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.
      Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing more efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning gaseous fuels. Vehicle manufacturers are working to develop vehicles that are more fuel efficient and have reduced emissions using conventional gasoline. Vehicle manufacturers have developed and continue to work to improve hybrid technology, which powers vehicles by engines that utilize both electric and conventional gasoline fuel sources. In the future, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.
      Most ethanol is currently produced from corn and other raw grains, especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although we believe that current technology is not sufficiently efficient to be competitive, a 2002 report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. It may not be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.

As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.
      The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.

Consumer resistance to the use of ethanol based on the belief that ethanol is expensive, adds to air pollution, harms engines and takes more energy to produce than it contributes may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment.
      Media reports in the popular press indicate that certain individuals believe that use of ethanol will have a negative impact on prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could lower demand for our product and negatively affect our profitability.

Competition from ethanol imported from Caribbean Basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
      A portion of the ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
      Brazil is currently the world’s second largest producer and largest exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Brazil experienced a dramatic increase in ethanol production and trade in 2005, exporting approximately 65.9 million gallons to the U.S. alone according to the Center for Agricultural and Rural Development in Spring 2006. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting U.S. ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Risks Related to Regulation and Governmental Action

Loss of or ineligibility for favorable tax benefits for ethanol production could hinder our ability to operate at a profit and reduce the value of your investment in us.
      The ethanol industry and our business are assisted by various federal ethanol tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.
      Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. Because we intend to build a plant with the capacity to annually produce 52 million gallons of ethanol, we expect to qualify for this tax credit, but any future reduction in the producer volume or the elimination of this credit could hurt our ability to compete with plants that would still qualify for this tax credit. However, we believe that our plant will be capable of producing more than 60 million gallons per year based on the experience of existing ethanol plants that have exceeded their production capacity listed in the design specifications and, if this happens, we would be unable to take advantage of this tax credit.
      We do not intend to produce more than 60 million gallons per year unless we first do an analysis of the feasibility, necessity for additional permits, costs, revenue and profit potential of such production, including the loss of the small producer tax credit, and conclude that production of more than 60 million gallons is likely to be in our best interest. Because we have applied for a major source air pollution permit, we would not have to reapply for a new air pollution permit if we produced up to 70 million gallons. However, there is no guarantee that such an analysis will be correct and that we will not suffer a loss, or reduction in net after-tax profit because of a failure to qualify for the credit.

A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.
      We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require.
      If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.
      Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and you may lose some or all of your investment.

Increased environmental regulations related to coal-fired plants will increase our costs, may delay our construction and commencement of operations and could even require us to convert to a natural gas-fired ethanol plant, any of which could cause our business to suffer material, adverse financial and business consequences.
      Our plan to develop and operate a coal-fired plant has resulted in increased environmental regulation and controls versus what a natural gas-fired ethanol plant would be subject to. In addition, our plant will produce coal-fly ash as a waste by-product of our burning coal to power our plant. It has already, and will continue to, cost us significant money and time in dealing with these regulations and disposal issues. While the United States Environmental Protection Agency proposed new regulations in February 2006 that would reduce the environmental regulations associated with fuel ethanol plants by increasing the air pollution limits for such plants, we cannot guarantee those regulations will be adopted, or even if adopted, not challenged in court or later reversed. Even if adopted, we will still face significant local, state and federal regulations associated with operating a coal-fired plant. We may not be able to obtain all the necessary permits to operate as a coal-fired plant or continue to meet the environmental regulations to operate a coal-fired plant once operations commence. If we are unable to obtain the necessary permits for developing and/or operating a coal-fired plant, we would have to either cease operations or find an alternative source of energy for our plant, such as natural gas. If this were to occur, our business and financial condition would be materially, adversely affected as a result of higher costs and delays.

We are required to obtain numerous environmental, construction and other permits in order to commence construction and begin operations of our plant, and if we fail to obtain all of these necessary permits, we will be unable to begin construction or commence operations, and as a result we would be forced to cease operations or substantially revise our business plan.
      Pursuant to various local, state and federal regulations, we are required to obtain numerous environmental, construction and other permits related to the construction and operation of our plant. Obtaining these permits can be difficult depending on our business plans, public pressure against our plant or similar coal-fired plants directed at the regulatory agencies and other factors. In addition, the process for obtaining these permits is sometimes very lengthy and costly and requires significant management attention that may distract management from other business tasks critical to the construction and operation of the plant, as well as financing and general business issues. If we are unable to obtain the necessary permits on a timely basis, or at all, we will be forced to either cease operations or alter our business plans to comply with the permitting requirements. If this happens, our business and financial condition would suffer material, adverse consequences.
Risks Related to the Units

There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
      The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
      There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.

Investors in this offering will experience immediate and substantial dilution as a result of this offering.
      Our seed capital investors paid substantially less per unit for our membership units than the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (42,500,000) at the public offering price of $1.00 per unit, you will incur immediate dilution of approximately $0.08 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (58,500,000) at the public offering price of $1.00 per unit, you will incur an immediate dilution of approximately $0.06 in the net tangible book value per unit if you purchase units in this offering. In addition, you may incur additional dilution if we need to issue warrants to obtain debt financing or hire new employees.

We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.
      The units are subject to substantial transfer restrictions pursuant to our amended and restated member control agreement and tax and securities laws. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investment in us for an indefinite period of time. See “Summary of our Member Control Agreement.”
      To help ensure that a secondary market does not develop, our amended and restated member control agreement prohibits transfers without the approval of our board of governors. The board of governors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:

•	transfers by gift to the member’s spouse or descendants;

•	transfer upon the death of a member;

•	transfers between family members; and

•	transfers that comply with the “qualifying matching services” requirements.
      In addition, investors in states other than Minnesota, North Dakota and South Dakota may face addition restrictions on resales pursuant to their state’s securities laws.

There is no assurance that an investor will receive cash distributions which could result in an investor receiving little or no return on his or her investment.
      Distributions are payable at the sole discretion of our board of governors, subject to the provisions of the Minnesota Limited Liability Company Act, our Amended and Restated Member Control Agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.

These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.
      The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.

You may have limited access to information regarding our business because our member control agreement does not require us to deliver an annual report to security holders, we will not be required to furnish proxy statements, our governors, officers and beneficial owners will not be required to report their ownership of units, and our obligations to file periodic reports with the Securities and Exchange Commission could be automatically suspended under certain circumstances.
      Except for our duty to deliver audited annual financial statements to our members pursuant to our amended and restated member control agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. As a privately-held company currently, we also will not be required to furnish proxy statements to security holders and our governors, officers and beneficial owners will not be required to report their beneficial ownership of units to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more unit holders and greater than $10 million in assets. This means that your access to information regarding our business will be limited. However, as of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission which will be immediately available to the public for inspection and copying. These reporting obligations will be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 members. If this occurs, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.

Our governors are not liable to us for a breach of their fiduciary duty which could result in losses that are not recoverable.
      Our articles of organization provide that none of our governors will be liable to us for a breach of their fiduciary duty except where Minnesota law does not allow governors to be exempted from such liability. This could prevent us and our unit holders from bringing an action against any governor for monetary damages arising out of a breach of that governor’s fiduciary duty or grossly negligent business decisions. This provision could result in us suffering losses for which there is no recovery.
Risks Related to Tax Issues
      EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
      We are a Minnesota limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gains, losses, deductions and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gains, losses, deductions and credits would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our Unit holders.

The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment.
      If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Code will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.

Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
      Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

An audit could result in adjustments to the Company’s allocations of income, gain, loss and deduction causing additional tax liability to our members.
      The IRS and/or state revenue agencies may audit the income tax returns of the Company and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS and/or state revenue agencies were successful in challenging the Company’s allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of complying with the audit and filing amended tax returns.
Risks Related to Conflicts of Interest

Our governors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
      Our governors and officers have other management responsibilities and business interests apart from our project. These other responsibilities include, but may not be limited to, owning, operating or serving as an officer or employee of independent businesses or serving on other companies or non-profits associations boards of directors. See “Business Experience of Governors and Officers.” We expect that our governors will devote between four and eight hours per week to our business in their role as governors. There is no limit on the number of units our governors may purchase in this offering in order to meet the minimum offering amount. Therefore, our governors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the governors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.

Members, governors or their affiliates may engage in competitive activities and put the interests of others ahead of ours.
      Section 1.5 of our Amended and Restated Member Control Agreement provides that Members, Governors and their Affiliates are not prevented from engaging in activities competitive with us or obligated to offer interests in competing activities to us. If Members or Governors compete with us or assist our competitors by taking competitive activities to our competitors rather than to us we could lose significant opportunities and our competitors could gain significant advantages that would hurt our business.

We may have conflicting financial interests with Bio-Renewable Group and Vogelbusch U.S.A., Inc., which could cause these companies to put their financial interests ahead of ours.
      Bio-Renewable Group and Vogelbusch U.S.A., Inc., and their affiliates, may have conflicts of interest because they and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require either of these companies to devote their full time or attention to our activities. As a result, Bio-Renewable Group and Vogelbusch U.S.A., Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.

Affiliated investors may purchase additional units and influence decisions in their favor.
      We may sell units to affiliated or institutional investors and they may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to themselves than to our other investors. This may reduce the value of your units, impair the liquidity of your units and/or reduce our profitability.

      Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors.
FORWARD LOOKING STATEMENTS
      Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:

•	the availability and adequacy of our cash flow to meet its requirements, including payment of loans;

•	economic, competitive, demographic, business and other conditions in our local, regional and national markets;

•	changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the ethanol industry, including the introduction of new, more efficient technologies;

•	the loss of any license or permit;

•	the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.
      You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.
DETERMINATION OF OFFERING PRICE
      There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offering price in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
DILUTION
      As of March 31, 2006, we had 4,636,500 outstanding units for proceeds of $1,545,500. The units, as of March 31, 2006, had a net tangible book value of $1,070,937 or $0.23 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. The offering price of $1.00 per unit substantially exceeds the net tangible book value per unit of our outstanding units on March 31, 2006. Therefore, all holders at March 31, 2006, will realize an immediate increase of at least $0.69 per unit in the net tangible book value of their units if the minimum is sold at a price of $1.00 per unit, and an increase of at least $0.71 per unit if the maximum is sold at a price of $1.00 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $0.08 per unit in the net tangible book value of their units if the minimum is sold at a price of $1.00 per unit, and a decrease of at least $0.06 per unit if the maximum is sold at a price of $1.00 per unit.
      An investor purchasing units in this offering will receive units diluted by the prior purchase of units by purchasers during our seed capital offering and by costs incurred through the date of this offering. We have sold units to our seed capital investors at prices substantially below the price at which we are currently selling units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes and investors in this offering will experience dilution as a result of these expenditures. We intend to use any remaining balance for the same purposes as those of this offering.
      The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after March 31, 2006 or offering expenses related to this offering.

	Minimum(1)	Maximum(1)

• Pro forma net tangible book value per unit at March 31, 2006(2)	$.23	$.23
• Increase in pro forma net tangible book value per unit attributable to the sale of 42,500,000 (minimum) and 58,500,000 (maximum) units at $1.00 per unit	$0.69	$0.71
• Net tangible book value per unit at the close of offering, as adjusted for the sale of units	$0.92	$0.94
• Dilution per unit to new investors in this offering	$0.08	$0.06

(1)	As adjusted to reflect the anticipated amount of gross proceeds from this offering prior to and after deducting offering expenses.

(2)	Unaudited.

      We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units or warrants to purchase additional units at a lower price it could lower the value of an existing investor’s units and dilute an existing investor’s ownership.

CAPITALIZATION
      We issued a total of 4,636,500 units to our seed capital investors at a price of $0.33 per unit, for total unit proceeds of $1,545,500. If the minimum offering of $42,500,000 is attained, we will have total membership proceeds of $44,045,500 at the end of this offering, less offering expenses. If the maximum offering of $58,500,000 is attained, we will have total membership proceeds of $60,045,500 at the end of this offering, less offering expenses. Before we can utilize any of the proceeds from this offering, we must obtain a financing commitment to fund the construction of our plant. If we are unable to secure such a commitment prior to [twelve month date], we will be required to promptly return the proceeds from this offering.
Capitalization Table
      The following table sets forth our capitalization at March 31, 2006 and our expected capitalization following this offering.

	March 31,	Pro Forma	Pro Forma
	2006	Minimum(1)	Maximum(1)

	(unaudited)
Long-term Debt(2)	$—	$66,000,000	$50,000,000
Unit holders’ equity:
Capital units	$1,545,500	$44,045,500	$60,045,500
Accumulated deficit	$(349,602)	$(349,602)	(349,602)
Total Unit holder’s equity	$1,195,898	$43,695,898	$59,695,898
Total Capitalization	$1,195,898	$109,695,898	$109,695,898

(1)	As adjusted to reflect the anticipated amount of gross proceeds from this offering prior to deducting offering expenses.

(2)	Our estimated long-term debt requirements are based upon our project consultants’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for similar ethanol plants. Our estimated long-term debt will be reduced by any grants and other incentives we receive.

      Our seed capital private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.
      With respect to the exemption from registration of issuance of securities claimed under Rules 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser’s own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.
DISTRIBUTION POLICY
      We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed ethanol plant is operational, which is expected to occur approximately 12 to 18 months after we close the offering. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute “net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of governors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.

SELECTED FINANCIAL DATA
      The following table summarizes important financial information from our March 31, 2006, unaudited financial statements and our December 31, 2005 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

	Three Months	From Inception
	Ending	(October 12, 2004)
	March 31, 2006	to December 31, 2005

	(unaudited)	(audited)
Statement of Operations Data:
Revenue	$—	$—
Operating expenses:
Professional and consulting fees	147,209	464,293
General and administrative	2,399	11,057

Total operating expenses	149,608	475,350

Operating loss	(149,608)	(475,350)
Other income	123,274	123,274

Net loss	$(26,334)	$(323,268)

	March 31, 2006	December 31, 2005

Balance Sheet Data:
Assets:
Current assets
Cash and equivalents	$631,251	$77,060
Restricted cash	40,546	61,592
Short-term investments	400,000	575,000
Other receivables	81,187	—
Pre-paid	30,507	3,015

Total current assets	1,183,491	716,667
Other assets
Land options	40,000	10,000
Deferred offering costs	124,961	25,531

Total other assets	164,961	35,351

Total Assets	$1,348,452	$752,198

Liabilities and members’ equity:
Current liabilities	$152,554	$75,466
Total members’ equity	1,195,898	676,732

Total liabilities and members’ equity	$1,348,452	$752,198

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
      This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those risk factors described elsewhere in this prospectus. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
      We are a development stage Minnesota limited liability company formed on October 12, 2004. We do not expect to generate any revenue until the plant is completely constructed and operational.
      On March 16, 2005, we executed a real estate option agreement with Randy and Jennifer Kroeplin granting us an option to purchase 100 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $120,000. On March 10, 2006, we gave notice to extend this option and paid an additional $5,000 necessary to extend the option an additional 12 months. Should we choose to exercise the option, the $10,000 option price will be credited to the purchase price of the land.
      On April 30, 2005, we executed a real estate option agreement with David and Delores Czech granting us an option to purchase 58 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $60,000. On March 10, 2006, we gave notice to extend this option and paid an additional $5,000 necessary to extend the option an additional 12 months. Should we choose to exercise the option, the $10,000 option price will be credited to the purchase price of the land.
      On March 11, 2006, we executed a real estate option agreement with Warren and Hanriette Thompson granting us an option to purchase 24 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $20,000 for the option and have the option to purchase the land for $200,000 until March 31, 2007. Should we choose to exercise the option, the $20,000 option price will be credited to the purchase price of the land.
      We expect to finalize a fourth real estate option agreement in the near future to buy approximately 15 acres of farmland adjacent to the other parcels of land currently subject to option agreements in Polk County, Minnesota. The option price is expected to be $25,000 and a final price of $442,000. We expect the option to be for a period of one year, with an option to extend the term for an additional year for an additional option payment. We believe that all option payments will be credited towards the purchase price for the land.
      We intend to acquire all four parcels of land, resulting in a total contiguous site size of 197 acres in Erskine, Minnesota. None of our governors or their Affiliates have any relationship with any of the property owners. The final plant site will have access to both interstate and local roads and two separate rail lines for our transportation requirements.
      Currently, our principal place of business is located at 510 County Road 71, Valley Technology Park, Crookston, MN 56716. We do not have a lease of this office space with the Crookston Development Authority, which is one of our members. Under the terms of our oral agreement, we pay expenses such as copying, telephone charges and other expenses directly incurred by the Crookston Development Authority as a result of our operations.
      Based on the preliminary design specifications provided by the Bio-Renewable Group, the plant will annually consume approximately 18 million bushels of corn and annually produce approximately 52 million gallons of fuel grade ethanol and 171,000 tons of dry distillers grains for animal feed. We currently estimate that it will take 12 to 18 months from the date that we close the offering, which includes obtaining our debt financing, and obtaining all necessary permits, to complete the construction of the plant.

      We expect the project will cost approximately $110,045,000 to complete. This includes approximately $98,000,000 to build the plant and an additional approximately $12,045,000 in other capital expenditures and working capital. Except for the Memorandum of Understanding with Bio-Renewable Group, we do not have any binding or non-binding agreements with any contractor for the labor or materials necessary to build the plant. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. These changes may be significant. We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.
Plan of Operations Until Start-Up of Ethanol Plant
      We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds and our grant funds to supply us with enough cash to cover some of costs through this period, including staffing, office costs, audit, legal, compliance and staff training as well as all of our currently contracted obligations. We estimate that we will need approximately $110,045,000 to complete the project.

Project capitalization
      We raised $1,545,500 in our seed capital offering and have been awarded $275,000 in grant funds. We will not close our current offering until we have raised the minimum offering amount of $42,500,000. We have until [one year date] to sell the minimum number of units required to raise the minimum offering amount and collect the cash proceeds. If we sell the minimum number of units prior to [one year date], we may decide to continue selling units until we sell the maximum number of units or [one year date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [one year date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $42,500,000 or more and we secure a written debt financing commitment for debt financing ranging from a minimum of approximately $50,000,000 to a maximum of $66,000,000 depending on the level of equity raised and any grant funding received. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:

•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
      While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Bio-Renewable Group and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. However, in the unlikely event that the loan commitment and Bio-Renewable Group permit us to spend equity proceeds prior to closing the loan and obtaining loan proceeds, we may decide to spend equity proceeds on project development expenses, such as securing critical operating contracts or owner’s construction costs such as site development expenses. It is possible that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations if we are ultimately unable to close the loan. As a result, you could lose all or part of your investment.

Site acquisition and development
      During and after the offering, we expect to continue work principally on the preliminary design and development of our proposed ethanol plant, the acquisition and development of the plant site, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and distillers grains marketing, utility and other contracts. We plan to fund these initiatives using the $1,545,500 of seed capital and $275,000 of grant funds. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.

Plant construction and start-up of plant operations
      We expect to complete construction of the proposed plant and commence operations approximately 12 to 18 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, coal and other power sources and marketing agreements for ethanol and distillers grains. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. Based on information from the Bio-Renewable Group from September 2005, we estimate that we will need approximately $98,000,000 to construct the plant and a total of approximately $12,045,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.

Trends and Uncertainties Impacting the Ethanol Industry and Our Future Operations
      If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn from which our ethanol and distillers grains will be processed; the cost and availability of coal, which we will use in the production process; dependence on our ethanol marketer and distillers grains marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate our industry.
      We expect ethanol sales to constitute the bulk of our future revenues. Ethanol prices have recently been much higher than their 10-year average. However, due to the increase in the supply of ethanol from the number of new ethanol plants scheduled to begin production and the expansion of current plants, we do not expect current ethanol prices to be sustainable in the long term. For example, Minnesota also generates demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline by the year 2013. Montana passed a similar mandate this year, but it will not go into effect until 60 million gallons of ethanol are produced in the state.
      We expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. In late July 2005, the U.S. House of Representatives and the U.S. Senate passed the Energy Policy Act of 2005 (the “Act”), containing a Renewable Fuel Standard (“RFS”). President George W. Bush signed the measure into law on August 8, 2005. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. The RFS begins at 4 billion gallons in 2006, and will increase to 7.5 billion gallons by 2012. According to the Renewable Fuels Association, the Act is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this Act may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol. This would have a negative impact on our earnings in the long term.
      Although the Act did not impose a national ban of methyl tertiary-butyl ether (MTBE), its failure to include liability protection for manufacturers of MTBE could result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create some additional demand in the short term, the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Clean Air Act also contains an oxygenated fuel requirement for areas classified as carbon monoxide non-attainment areas. These areas are required to establish an oxygenated fuels program for a period of no less than three months each winter. The minimum oxygen requirement for gasoline sold in these areas is 2.7% by weight. This is the equivalent of 7.7% ethanol by volume in a gasoline blend. This requirement was unaffected by the Act and a number of states, including California, participate in this program.
      Demand for ethanol may also increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the U.S. Energy Information Administration in May 2004, E85 consumption is projected to increase from a national total of 7.8 million gallons in 2002 to 42 million gallons in 2025. E85 is used as an aviation fuel and as a hydrogen source for fuel cells. In the United States, there are currently about 5 million flexible fuel vehicles capable of operating on E85 and 650 retail stations supplying it. Automakers have indicated plans to produce an estimated 2 million more flexible fuel vehicles per year.
      Ethanol production continues to grow as additional plants become operational. Demand for ethanol has been supported by higher oil prices and its refined components and by clean air standards mandated by federal agencies which have required highly populated areas to blend ethanol into their gasoline supplies as an oxygenate. The intent of the air standards is to reduce harmful emissions into the atmosphere. These mandates have been challenged in several metropolitan areas, and are currently being reviewed by the courts. In the future, the combination of additional supply, successful challenges to the clean air standards and stagnant or reduced demand may damage our ability to generate revenues and maintain positive cash flows.
      Consumer resistance to the use of ethanol may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment. Based on popular media reports, Certain individuals believe that use of ethanol will have a negative impact on prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could negatively affect our ability sell our product and negatively affect our profitability.

Trends and Uncertainties Impacting the Corn and Coal Markets and Our Future Cost of Goods Sold
      We expect our future cost of goods sold will consist primarily of costs relating to the corn and coal supplies necessary to produce ethanol and distillers grains for sale. According to the United States Department of Agriculture, the 2004 corn crop was the largest corn crop on record with national production at approximately 11.8 billion bushels. This allowed ethanol plants to purchase corn cheaply throughout 2005, which widened profit margins for many ethanol plants in 2005. We do not expect corn prices to remain this low. The 2005 corn crop was 11.11 billion bushels, which is a 6.5% decrease from 2004’s corn crop according to the National Corn Growers Association in April 2006. According to the USDA, the 2006 US corn crop is projected at approximately 10.6 billion bushels, a 4% decrease from 2005. Variables such as planting dates, rainfall, temperatures and increasing demand for corn for ethanol production will likely continue to cause market uncertainty and create corn price volatility throughout the remainder of 2006 and beyond. Although we do not expect to begin operations until spring 2008, we expect these same factors will continue to cause volatility in the price of corn, which will significantly impact our cost of goods sold.

      According to the U.S. Energy Information Administration in April 2006, Coal production in the United States in 2005 was an 1,133,300,000 tons, and was 1,112,099,000 tons in 2004. We expect to acquire coal from Montana and Wyoming, which we believe have sufficient production and reserves to meet our needs for the foreseeable future. Coal prices have tended to be stable and we expect to be able to buy coal at reasonable prices. We believe that we will be able to contract for the supply of all of our necessary coal under a five to seven year contract, with fixed prices for the coal.
      We elected to fuel the ethanol production process at the plant using coal instead of natural gas based on our belief that a coal-fired ethanol plant will cost 30% less compared a natural gas-fired plant to operate. While the construction costs for a coal-fired plant are higher than for a natural gas-fired plant, we believe the savings will be significant in the long-term. In addition to lower anticipated operating costs from using coal, coal prices and availability have tended to be more stable than natural gas. Natural gas prices and availability have fluctuated dramatically in recent years due to weather, including gulf-coast hurricanes that have limited or halted production of natural gas in those areas. This has lead to historically high prices for natural gas and resulted in higher operating costs for natural gas-fired ethanol plants.

Employees
      As a development stage company, we currently do not have any full-time employees. We expect to hire between 37 and 43 full-time employees before plant operations begin.

Recent Private Placement to Raise Seed Capital
      In November 2004, we sold a total of 3,000,000 of our membership units to our seed capital investors at a price of $0.33 per unit and received aggregate proceeds of $1,000,000. In March 2006, we raised an additional $545,500 from the sale of an additional 1,636,500 of our membership units to our existing members at a price of $0.33 per unit. We determined the offering price per unit of $0.33 for our seed capital units based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expect our seed capital offering proceeds to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. All of the seed capital proceeds were immediately at-risk at the time of investment.
Liquidity and Capital Resources
      As of December 31, 2005, we had total assets of $752,198 consisting primarily of cash and equivalents. As of December 31, 2005, we had current liabilities of $75,466 consisting primarily of our accounts payable. Since our inception through December 31, 2005, we have an accumulated deficit of $323,268. Total liabilities and members’ equity as of December 31, 2005 was $752,198. As of March 31, 2006, we had total assets consisting primarily of cash and equivalents and short term investments, of $1,348,452. As of March 31, 2006, we had current liabilities of $152,554 consisting primarily of our accounts payable and accrued expenses. Total liabilities and member’s equity as of March 31, 2006 was $1,348,452. Since our inception, we have generated no revenue from operations.
      On March 28, 2006, we entered into a General Services Agreement with Utility Engineering Corporation for $650,000 for preliminary engineering work to arrive at a basis for a design-build contract for our plant. Under this Agreement, we have paid $500,000 and are required to make an additional payment of $150,000 on July 1, 2006. In May 2006, we entered into a license, technology, and service agreement with Vogelbusch U.S.A. to provide technical and proprietary information related to the production of ethanol at our plant. The agreement provides for a license fee of $465,000 payable in two installments with one being due upon financial closing and the second payment due upon completion of the plant. The agreement also provides for process design and engineering services, with fees of $455,000 payable in installments beginning when the agreement was signed. We paid $105,000 related to these fees upon signing. In addition, the agreement provides initial startup and consulting services based on hourly rates. Other cash flow requirements until the closing of this offering are expected to be approximately $80,000 for accounting, $100,000 for legal, $25,000 for other expenses relating to this offering, $40,000 for land options and other start-up costs of $200,000, all of which has been budgeted and for which we have funds from our seed capital and grants.

Equity Financing
      Based on our business plan and September 2005 construction cost estimates, we believe the total project will cost approximately $110,045,000. We raised $1,545,500 in our seed capital offerings and have been awarded $275,000 in grant proceeds. In addition, we are seeking to raise a minimum of $42,500,000 and a maximum of $58,500,000 of equity in this offering. Including the $1,545,500 we raised in our seed capital offering and depending on the level of equity raised in this offering and the amount of grants and other incentives awarded to us, we expect to require debt financing ranging from a minimum of approximately $50,000,000 to a maximum of $66,000,000.

Debt Financing
      We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the proposed ethanol plant. We expect the senior loan will be a construction loan secured by all of our property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender, however, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could require us to issue warrants for the purchase of membership units. The issuance of such warrants could reduce the value of our units.
      We do not have contracts or commitments with any bank, lender or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.
Critical Accounting Policies
      Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term. We have incurred substantial consulting, permitting, and other pre-construction services related to building our plant facilities. Due to the substantial uncertainties regarding our ability to proceed with the ultimate facility construction and until we raise debt and equity financing, we will expense these pre-construction costs as incurred.
      Off-Balance Sheet Arrangements.
      We do not have any off-balance sheet arrangements.
Grants, Government Programs and Tax Increment Financing

Grants
      On September 7, 2004, we entered into a collaboration agreement with the Agricultural Utilization Research Institute whereby AURI provided us a matching grant of $105,000 to be used in connection with project feasibility, business/marketing, legal consultation, and board training. As of March 31, 2006, the Company incurred expenses sufficient to receive the total grant of $105,000. All AURI grant funds need to be used by June 30, 2006. AURI oversees our use of these grant funds and can act as our project coordinator related to the use of these grant funds. As project activities are completed, all project invoices with respect to third-party suppliers, must be submitted to AURI for review and approval and, if approved, for payment from a joint bank account managed by AURI and us. All payments approved by AURI must be accompanied by a matching payment by Agassiz.
      On March 14, 2005, we entered into a value-added agricultural product market development grant with the U.S. Department of Agriculture Rural Business — Cooperative Service that provided us with a $170,000 grant to be used for coordination, feasibility studies and environmental assessments. We have currently received approximately $140,000 of the $170,000 we are eligible to receive.

Governmental Financing
      We have not sought any government financing and we do not intend to seek any government financing.

Minnesota
      We do not expect to qualify for any Minnesota ethanol supports. The current Minnesota ethanol incentive program only applies to ethanol production facilities that began production on or before June 30, 2000. Since our plant was not operational by June 30, 2000, we will not qualify for any Minnesota ethanol production credits.

USDA
      We plan to apply for a project development grant from the USDA.
      Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.
ESTIMATED SOURCES OF FUNDS
      The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Minimum 42,500,000	Percent of
Sources of Funds	Units Sold	Total

Unit Proceeds	$42,500,000	39%
Seed Capital Proceeds	$1,545,500	1%
Term Debt Financing, Grants and Incentives	$66,000,000	60%
Total Sources of Funds	$110,045,500	100%

	Maximum 58,500,000	Percent of
Sources of Funds	Units Sold	Total

Unit Proceeds	$58,500,000	54%
Seed Capital Proceeds	$1,545,500	1%
Term Debt Financing, Grants and Incentives	$50,000,000	45%
Total Sources of Funds	$110,045,500	100%

Total Sources of Funds
      We have elected to obtain debt financing to complete our project instead of raising the entire project cost through this offering because we anticipate that the rate of return we will pay to investors will exceed the rate of interest paid to a lender to obtain debt financing.
ESTIMATED USE OF PROCEEDS
      The gross proceeds from this offering, before deducting offering expenses, will be $42,500,000 if the minimum amount of equity offered is sold and $58,500,000 if the maximum number of units offered is sold for $1.00 per unit. We estimate the offering expenses to be approximately $389,560. Therefore, we estimate the net proceeds of the offering to be $42,110,440 if the minimum amount of equity is raised, and $58,110,440 if the maximum number of units offered is sold. We do not expect that any affiliate or related party will receive any proceeds from this offering.

	Maximum Offering	Minimum Offering

Offering Proceeds ($1.00 per unit)	$58,500,000	$42,500,000
Less Estimated Offering Expenses(1)	$389,560	$389,560
Net Proceeds from Offering	$58,110,440	$42,110,440

(1)	Estimated Offering Expenses are as follows:

Securities and Exchange Commission registration fee	$6,885
Legal fees and expenses	100,000
Consulting Fees(i)	75,000
Accounting fees	50,000
Blue Sky filing fees	7,675
Printing expenses	75,000
Advertising(ii)	75,000
Miscellaneous fees	$10,000

Total	$389,560

(i)	Consulting fees relate to engaging a consultant to coordinate or offering and secure senior debt financing.

(ii)	Consist of costs to prepare, publish and mail offering materials.
      We intend to use the net proceeds of the offering to construct and operate a 52 million gallon per year coal-fired ethanol plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $110,045,000. The total project cost is a preliminary estimate primarily based upon the experience of our Design-Builder, Bio-Renewable Group with ethanol plants similar to the plant we intend to construct and operate. In addition, we expect the total project cost will change from time to time as the project progresses. These changes may be significant.

      The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

		Percent of
Use of Proceeds	Amount	Total

Construction Costs:
Plant construction	$91,577,000	83.2%
Land Acquisition and Site Development	2,180,000	2.0%
Railroad	2,500,000	2.3%
Fire Protection	500,000	.5%
Administrative Building	205,000	.2%
Office Equipment	75,000	.1%
Computers, Software, Network	100,000	.1%
Capitalized interest	700,000	.6%
Rolling stock	325,000	.3%
Start up costs:
Financing costs	1,200,000	1.1%
Pre-Production period costs(1)	7,200,000	6.5%
Inventory — Spare parts	1,400,000	1.3%
Working capital	45,500	—%
Inventory — corn	950,000	.9%
Inventory — chemicals and ingredients	460,000	.4%
Inventory — Ethanol and DDGS	628,000	.5%

Total	$110,045,500	100%

(1)	Includes estimated offering expenses of $389,560, design and process engineering expenses, training and commissioning costs.
      We expect the total funding required for the plant to be $110,045,500, which includes approximately $98,000,000 to build the plant and approximately $12,045,000 for other project development costs including pre-production period costs, inventories and working capital. Our use of proceeds is measured from our date of inception and we have already incurred some of the related expenditures. We expect the land to cost approximately $380,000 and site development to cost $1,800,000. The construction of the plant itself is by far the single largest expense at approximately $91,577,000. We expect Bio-Renewable Group will design and build the plant using Vogelbusch U.S.A., Inc. process technology. We have a memorandum of understanding with Bio-Renewable Group, but we have not yet signed a binding definitive agreement for plant construction. Our estimated cost of construction of the plant is subject to increase in certain circumstances according to our letter of intent. These increases could be significant. Neither Bio-Renewable Group, nor Vogelbusch U.S.A., Inc., is an affiliate.
      The estimated cost of the administration building and furnishings is $205,000. We anticipate the costs of rail improvements to be $2,500,000. Total estimated construction costs including bringing utilities and rail to the site are $98,000,000 or $1.88 per gallon of annual denatured ethanol production capacity, assuming full capacity production.
      In addition to the cost to build the ethanol plant and bring rail and utilities to the site, we will need to incur other significant costs to build and operate the facility successfully. Start-up inventories of ethanol, corn, distillers grains, chemicals, yeast, denaturant and spare parts are estimated to be $3,438,000. Other start-up costs, including working capital, are estimated at $45,500. We are estimating funds to cover anticipated costs associated with insurance coverage and construction contingencies as part of our plant cost. These amounts are based on estimates only and our actual costs may exceed the budgeted amount.
      For purposes of estimating capitalized interest and financing costs, we have assumed debt financing of approximately $50,000,000. We determined this amount of debt financing based upon an assumed equity amount of $58,500,000 and seed capital proceeds of $1,545,500. If any of these assumptions change, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $700,000, based upon term debt of $58,500,000. We have estimated our financing costs of $1,200,000 based upon this same level of term debt.
      Pre-production costs, including, but not limited to offering expenses of $389,560 are estimated to be $7,200,000. The total project cost is estimated at approximately $110,000,000 or $2.11 per gallon of annual denatured ethanol production capacity at 52 million gallons per year.
INDUSTRY OVERVIEW
      Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. Approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas. The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.
      According to the Renewable Fuels Association, over the past 20 years the United States fuel ethanol industry has grown from almost nothing to 4.26 billion gallons of ethanol production per year in 2005. Plans to construct new ethanol plants or expand existing plants have been announced which would increase capacity by approximately 1.9 billion gallons. There are approximately 95 ethanol production facilities located throughout the United States. Most of these facilities are based in the Midwest because of the nearby access to the corn and grain feedstocks necessary to produce ethanol.
General Ethanol Demand and Supply
      According to the Renewable Fuels Association, the annual demand for fuel ethanol in the United States reached a new high in 2005 of 4.26 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2006”, the Renewable Fuels Association anticipates demand for ethanol to remain strong. The passage of the Volumetric Ethanol Excise Tax Credit (“VEETC”) is expected to provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets. In addition, the recent implementation of a Renewable Fuels Standard contained in the Energy Policy Act of 2005, which was signed into law on August 8, 2005, is expected to favorably impact the ethanol industry by enhancing both the production and use of ethanol.
      The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS began at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. According to the Renewable Fuels Association, the bill is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this bill may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol. This would have a negative impact on our earnings. While we expect short-term demand to exceed supply, it is possible that since the RFS began at 4 billion gallons in 2006 and national production capacity exceeded this amount in 2005, there could be a short-term oversupply until the RFS requirements exceed national production. This would have an immediate adverse effect on our earnings.
      On December 28, 2005 the EPA released interim rules governing the implementation of the 2006 RFS requirement. The EPA’s interim rule imposes a collective compliance approach, which means the requirement for 2006 fuel use is determined in the aggregate rather than on a refiner-by-refiner basis. The EPA adopted this approach for 2006 because current uncertainties regarding the RFS might result in unnecessarily high costs of compliance if each party was required to independently comply. Although there is not a requirement for individual parties to demonstrate compliance in 2006, the EPA found that increases in ethanol production and projections for future demand indicate that the 2006 volume is likely to be met. However, in the unlikely event that the RFS is not met is 2006, the EPA expects to adjust the volume requirement in 2007 to cover the deficit. There are no other consequences for failure to collectively meet the 2006 standard. The EPA expects to promulgate more comprehensive regulations by August 8, 2006, but the interim rules and collective compliance approach are expected to apply for the entire 2006 calendar year. In 2007 and subsequent years, the EPA expects to specifically identify liable parties, determine the applicable RFS and develop a credit trading program. Further, the standards for compliance, record-keeping and reporting are expected to be clarified.
      The following shows the RFS created by the Energy Policy Act of 2005:
      Source: American Coalition for Ethanol (ACE)

      According to the Renewable Fuels Association, the supply of domestically produced ethanol is at an all-time high. In 2005, 95 ethanol plants located in 19 states annually produce a record 4.26 billion gallons, a 20% increase from 2004 and 62% increase from 2000. As of January 2006, 31 new plants and 9 major expansions were under construction, representing an additional 1.7 billion gallons of production capacity. The following table shows the 2005 United States annual ethanol production capacity by state, as reported by the Renewable Fuels Association:
Ethanol Production Capacity Ranked by State
(Largest to Smallest Production Capacity as of February 2006)

		Ethanol
		Production
Rank	State	Capacity

		(Million
		gallons
		per year)
1	Iowa	1,809.5
2	Nebraska	1,048.5
3	Illinois	881.0
4	South Dakota	603.0
5	Minnesota	593.6
6	Indiana	282.0
7	Wisconsin	228.0
8	Kansas	212.5
9	Michigan	207.0
10	Missouri	155.0
11	Colorado	85.0
12	North Dakota	83.5
13	California	68.0
14	Tennessee	67.0
15	Arizona	55.0
16	Kentucky	35.4
17	New Mexico	30.0
18	Texas	30.0
19	Wyoming	5.0
20	Ohio	3.0
21	Georgia	0.4
	United States Total	6,482.4
      Sources: Renewable Fuels Association, Washington, DC. Nebraska Energy Office, Lincoln, NE.
      Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. A portion of the ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (“CBI”). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Last year, legislation was introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.

Federal Ethanol Supports
      The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012.
      Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol, however, MTBE has contributed to groundwater contamination and has been banned from use by many states. Although the Energy Policy Act of 2005 did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE is expected to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere
      The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (“OSHA”). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.
      The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This is expected to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of gasoline blended with 10% ethanol. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether (“ETBE”), without geographic limitations or requirements, including ethanol in E-85 and the E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.
      The Energy Policy Act of 2005 expands who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. Our plant will be rated for 52 million gallons per year, but we expect that we will actually be able to produce up to 60 million gallons per year. If we produce more than 60 million gallons per year, we would expect to be ineligible for the credit.

      In addition, the Energy Policy Act of 2005 creates a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel of at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service after December 31, 2005 and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.
      The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.
Our Primary Competition
      We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price.
      According to the Renewable Fuels Association, during the last 20 years, ethanol production capacity in the United States has grown from almost nothing to an estimated 4.7 billion gallons per year as of May 2006. Plans to construct new plants or to expand existing plants have been announced which would increase capacity by approximately 2 billion gallons per year. This increase in capacity may continue in the future. We cannot determine the effect of this type of an increase upon the demand or price of ethanol.
      The ethanol industry has grown to approximately 100 production facilities in the United States and is growing larger all the time. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland (ADM), Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. Archer Daniels Midland recently announced its plan to add approximately 500 million gallons per year of additional ethanol production capacity in the United States. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply. In addition, there are several regional entities recently formed, or in the process of formation, of similar size and with similar resources to ours. Minnesota currently has 16 ethanol plants producing an aggregate of over 550 million gallons of ethanol per year. In addition, there are several ethanol plants in Minnesota under construction or in the planning stage.
      The following table identifies most of the producers in the United States along with their production capacities.

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)

Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE			88
ACE Ethanol, LLC	Stanley, WI	Corn	39
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn		100

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)

AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a. EXOL*	Albert Lea, MN	Corn	40	8
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	35
Amaizing Energy, LLC*	Denison, IA	Corn	40
Archer Daniels Midland	Decatur, IL	Corn	1,070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
ASAlliances Biofuels, LLC	Albion, NE	Corn		100
	Linden, IN	Corn		100
Aventine Renewable Energy, LLC	Pekin, IL	Corn	100	57
	Aurora, NE	Corn	50
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	40
Blue Flint Ethanol	Underwood, ND	Corn		50
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Bushmills Ethanol, Inc.*	Atwater, MN	Corn	40
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Central Indiana Ethanol, LLC	Marion, IN	Corn		40
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	33
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn		40
Corn Plus, LLP*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5
E3 Biofuels	Mead, NE	Corn		24
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol 2000, LLP*	Bingham Lake, MN	Corn	32
Frontier Ethanol, LLC	Gowrie, IA	Corn	60
Front Range Energy, LLC	Windsor, CO	Corn		40
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)

Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy, LLC*	Mason City, IA	Corn	40
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC	Granite Falls, MN	Corn	45
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Green Plains Renewable Energy	Shenandoah, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	50	50
	Fairbank, IA	Corn	100
Heartland Corn Products*	Winthrop, MN	Corn	36
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Horizon Ethanol, LLC	Jewell, IA	Corn	60
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Illinois River Energy, LLC	Rochelle, IL	Corn		50
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	50
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn		40
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn	50
Liquid Resources of Ohio	Medina, OH	Waste Beverage	3
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Merrick/ Coors	Golden, CO	Waste beer	1.5	1.5
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid America Agri Products/ Wheatland	Madrid, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Grain Processors*	Lakota, IA	Corn	95
	Riga, MI	Corn		57
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	22	3
Minnesota Energy*	Buffalo Lake, MN	Corn	18
Missouri Ethanol	Laddonia, MO	Corn		45
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Missouri Grain, LLC*	Macon, MO	Corn	45
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC	Lake Crystal, MN	Corn	52

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)

Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55
Pacific Ethanol	Madera, CA	Corn		35
Panhandle Energies of Dumas, LP	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage waste	5.4
	R. Cucamonga, CA
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pinal Energy, LLC	Maricopa, AZ	Corn		55
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Pinnacle Ethanol, LLC	Corning, IA	Corn		60
Platte Valley Fuel Ethanol, LLC	Central City, NE	Corn	40
Prairie Ethanol, LLC	Loomis, SD	Corn		60
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn		40
Pro-Corn, LLC*	Preston, MN	Corn	42
Quad-County Corn Processors*	Galva, IA	Corn	27
Red Trail Energy, LLC	Richardton, ND	Corn		50
Redfield Energy, LLC	Redfield, SD	Corn		50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	25	10
Siouxland Ethanol, LLC	Jackson, NE	Corn		50
Sioux River Ethanol, LLC*	Hudson, SD	Corn	55
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67
The Andersons Albion Ethanol LLC	Albion, MI	Corn		55
The Andersons Clymers Ethanol, LLC	Clymers, IN	Corn		110
Trenton Agri Products, LLC	Trenton, NE	Corn	35	10
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn		100
	Lake Odessa, MI	Corn		45
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48
Val-E Ethanol, LLC	Ord, NE	Corn		45
VeraSun Energy Corporation	Aurora, SD	Corn	230	110
	Ft. Dodge, IA	Corn
	Charles City, IA	Corn
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	52
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn		40
Wind Gap Farms	Baconton, GA	Brewery waste	0.4

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)

Wyoming Ethanol	Torrington, WY	Corn	5
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5
Total Current Capacity at
100 ethanol biorefineries			4704.9
Total Under Construction (33)/Expansions(8)				2010.5
Total Capacity			6715.4

*	farmer-owned
Updated: May 25, 2006
      North Dakota currently has two ethanol plants producing an aggregate of 35 million gallons of ethanol per year: ADM’s Walhalla, North Dakota plant is located in the north central part of the state, and Alchem, Ltd., LLLP operates an ethanol plant near Grafton in northeast North Dakota. Two additional 50 million gallon per year plants are currently being constructed and one additional 100 million gallon per year ethanol plant has been announced in Hankinson, North Dakota. Minnesota currently has 16 ethanol plants producing an aggregate of over 550 million gallons of ethanol per year. The following map depicts the ethanol plants in Minnesota that are currently producing ethanol:
Source: Minnesota Department of Agriculture, March 20, 2006
      In addition, there are several ethanol plants in Minnesota and North Dakota in the planning stage, under construction or undergoing expansions. For example, the Grand Forks Herald reported in December 2005 that two new ethanol plants in western North Dakota had begun construction and that Cargill was reportedly considering building a plant in Stutsman County, North Dakota, We expect that there are more regional entities that have been recently formed or are in the process of formation that will begin construction and become operational in the future; however, there is often little information available to the public regarding ethanol projects that are in the earlier stages of planning and development.
      In addition to our domestic competition, we will face competition in the ethanol industry from international suppliers of ethanol, including, but not necessary limited to, Brazil and Caribbean Basin countries that produce ethanol from sugarcane and import it into the United States. Recently, ethanol imports have increase as MTBE has been phased out in parts of the United States, most notably the eastern United States. While we do not believe that this recent trend will continue as domestic ethanol is supplied to these states, imported ethanol may continue to be a viable competitor for our, and all domestic ethanol producers.
Competition from Alternative Fuel Additives
      Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them with competitive advantages and harm our business.
DESCRIPTION OF BUSINESS
      We are a development stage entity organized as a Minnesota limited liability company on October 12, 2004. We expect the ethanol plant to annually process approximately 18 million bushels of corn per year into 52 million gallons of denatured fuel grade ethanol and 171,000 tons of dried distillers grains with solubles. Generally, our board members have little experience building, operating and managing ethanol plants or in marketing, selling and distributing ethanol or distillers grains.
      Prior to the organization of Agassiz Energy, LLC, some of our governors began pursuing the possibility of developing an ethanol plant to be located in northwestern Minnesota that would use barley as a feed stock, and in the process came to refer to themselves as New Harvest Ethanol, although no entity was officially incorporated or organized. In 2004, grant applications were submitted to the Agricultural Utilization Research Institute of Minnesota (AURI) and USDA for grants to fund a feasibility study, business plan, environmental permits, and legal and other services as part of the ethanol plant. Each of the grants required a cash match. In October 2004, we officially organized Agassiz Energy, LLC as a Minnesota limited liability company and continued these efforts.
      The following is a plan view of our proposed plant provided by the Bio Renewable Group.

Primary Product — Ethanol
      Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Renewable Fuels Association, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. The U.S. Department of Energy listed domestic ethanol production at approximately 4.2 billion gallons in 2005. We anticipate entering into an agreement with a company to market our ethanol, however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement with any ethanol marketing company.
      We anticipate that our business will be that of the production and marketing of ethanol and distillers dried grains. We will not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its by-products.
Description of Dry Mill Process
      Our plant will produce ethanol by processing corn. The corn will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be conveyed to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a continuous fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to tank farm shift tanks and blended with approximately five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and approximately five percent denaturant constitute ethanol.
      Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system or to flat storage to be sold as wet distillers grains with solubles. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.
      The following chart provided by the Renewable Fuels Association, illustrates the dry mill process:
Source: Renewable Fuels Association (RFA)
      1.     In the dry-mill ethanol process, the corn kernels are first ground into a flour, or “meal,” and mixed with water in cookers to form a slurry, called “mash.”
      2.     In the cooking system, the action of heat liquefies the starch in the corn and enzymes are added to break down the starch to fermentable sugars.
      3.     The cooked mash is then cooled and pumped to the fermenters where yeast is added. The action of the yeast converts the sugars in the mash into ethanol.
      4.     The fermented mash is pumped to the distillation system where the ethanol is separated from the non-fermentable solids (the stillage), and water is removed to concentrate the ethanol to a strength of 190-proof (95% ethanol).
      5.     The ethanol is further concentrated in a molecular sieve dehydrator to a strength of 200-proof (99+% ethanol), to produce fuel-grade ethanol which is then denatured (rendered unfit for human consumption) with gasoline and transferred to storage tanks.
      6.     The stillage from the distillation system is sent through a centrifuge that separates the coarse grain from the solubles. The solubles are then concentrated in an evaporator system. The resulting material, condensed distillers solubles or “syrup,” is mixed with the coarse grain from the centrifuge and then dried to produce dried distillers grains with solubles, a high quality, nutritious livestock feed. Some of the distillers grains may bypass the final drying stage and be sold as wet distillers grains with solubles.

Thermal Oxidation
      Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, distillers dried grains with solubles, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidation in the fluid bed boiler. Based upon materials and information from Vogelbusch U.S.A., Inc. we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.
Ethanol Markets
      Ethanol has important applications. Primarily, ethanol can be used as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. The ethanol industry is heavily dependent on several economic incentives to produce ethanol.
     Local ethanol markets
      Local markets are the easiest to service because of their close proximity. The local market where we intend to build our plant, however, may be oversold with other local and regional marketers leading to depressed ethanol prices. Therefore, we intend to market the majority of our ethanol to regional and national markets.

Regional ethanol markets
      Typically, a regional market is one that is outside of the local market, yet within the neighboring states. It is our belief that the regional markets will be located within a 300-mile radius of the ethanol plant and will be serviced by truck and rail. Because ethanol use results in less air pollution than regular gasoline, regional markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas, such as Minneapolis. We expect to reach these regional markets by delivering ethanol by truck and by rail.
      Regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.
      In addition to rail, we may try to service this market by truck. Occasionally, there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways. Normally, the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to return to the terminal.

National ethanol markets
      According to the Renewable Fuels Association, demand for fuel ethanol in the United States reached a new high in 2005 of 4.26 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2006”, the Renewable Fuels Association anticipates demand for ethanol to remain strong. The passage of the Volumetric Ethanol Excise Tax Credit (“VEETC”), is expected to provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets. In addition, the recent implementation of a Renewable Fuels Standard contained in the Energy Policy Act of 2005, which was signed into law on August 8, 2005 is expected to favorably impact the ethanol industry by enhancing both the production and use of ethanol.
      Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program required the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and required the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are methyl tertiary butyl ether MTBE and ethanol, however MTBE has been a groundwater contamination and has been banned from use by many states. After implementing a MTBE ban to curtail further water contamination, the states of California, New York and Connecticut now account for more than 1.4 billion gallons of annual ethanol demand. Twenty-four other state legislatures have phased out MTBE.
      Although the Energy Policy Act of 2005 did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE is expected to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Act also repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere.
Ethanol Pricing
      The following chart provides a comparison of ethanol and gasoline price per gallon in the Minneapolis/ St. Paul area from 1994 to 2005:

      The following chart provides monthly prices per gallon of ethanol in the Minneapolis/ St. Paul area from January, 2004 to October, 2005.
      Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade (“CBOT”) launched the CBOT Denatured Fuel Ethanol futures contract. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to engage a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we engage may use the new ethanol futures contracts to manage ethanol price volatility.
Co-Products
      The principal co-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in “Nebraska Company Extension Study MP51 — Distillers Grains,” bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains are processed corn mash that contains approximately 70% moisture and has a shelf life of approximately seven days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.
      The plant is also expected to produce approximately 166,500 tons annually of raw carbon dioxide as another co-product of the ethanol production process. At this time, we do not intend to capture and market our carbon dioxide gas.
      We believe the market for carbon dioxide gas is currently oversupplied and therefore prices are too low to make capturing and marketing carbon dioxide profitable. If prices increase to a level where we believe it would be profitable to capture and market the carbon dioxide, we will consider adding the necessary equipment to do so, however, we expect that adding this equipment will be expensive and could potentially require us to curtail or cease operations while it is installed. We do not foresee the carbon dioxide market improving at any time soon.

Distillers Grains Markets
      According to the University of Minnesota’s DDGS — General Information website (March 25, 2006) approximately 3,200,000 to 3,500,000 tons of distillers grains are produced annually in North America, approximately 98% of which are produced by ethanol plants. Ethanol plants in South Dakota and Minnesota produced about 25% of this amount in 2005. The amount of distillers grains produced is expected to increase significantly as the number of ethanol plants increase.
      The primary consumers of distillers grains are dairy and beef cattle. In recent years, an increasing amount of distillers grains have been used in the swine and poultry markets. With the advancement of research into the feeding rations of poultry and swine, these markets will continue to grow. The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.
      As with ethanol, the distillers grains markets are both regional and national. These national markets are just emerging, primarily in the southeast and southwest United States where significant dairy and poultry operations are located. In addition, there is the possibility of some local marketing. Local markets are very limited and highly competitive for the use of distiller’s grains. Canada may also be a viable market for our distillers grains, as Canada is an importer of US grains for its cattle industry in its western provinces. We believe that our placement in northern Minnesota may allow us to export some of our distillers grains to Canada. We would ship distillers grains by rail or truck.
      Although local markets will be the easiest to service, they may be oversold, which would depress distillers grains prices. We plan to initially market our distillers grains to the local livestock markets surrounding the plant, however, if the local livestock markets prove insufficient to absorb our distillers grains at the prices we desire, we will engage a company to market our distillers grains nationally and to Canada. We have not yet discussed or negotiated the terms of a distillers grains marketing agreement with any distillers grains marketing company.

Distillers Dried Grains Pricing
      Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. The chart below tends to show how the price of distillers grains may be subject to downward pressure.
Wet Distillers Grains
      Wet distillers grains consist of approximately 70% moisture and 30% dry matter. Because of the short shelf life of approximately seven days, we will have to sell wet distillers grains locally. We hope to develop a local market once the plant is operating. Because wet distillers grains do not have to be dried, there will be a significant energy savings to the extent that we can sell wet distillers grains.
Corn Feedstock Supply
      We anticipate that our plant will need approximately 18 million bushels of corn per year for our processing. We have not yet entered into any agreement with any potential supplier of our corn. Traditionally, corn grown in these areas has been fed locally to livestock or exported for feeding or processing, but more recently, the construction of numerous ethanol plants has increased competition for the corn supply.

Minnesota Ethanol: Corn Utilization

•	In 2005, Minnesota processed 148 million bushels of corn into ethanol. This amount represents 12 percent of Minnesota’s total annual corn crop.

•	In 2012, the proposed 20% blend ethanol would require 213 million bushels of corn. By then, Minnesota’s corn production is projected to reach 1.25 billion bushels, of which, 17 percent would be used for ethanol.

Prepared by Agricultural Marketing Services Division, Minnesota Department of Agriculture
April 2006

     We expect to purchase corn from North Dakota, South Dakota and Minnesota, which had the following amount of grain corn production according to the U.S. Department of Agriculture:

	2005 Grain	2004 Grain	2003 Grain	2002 Grain
	Corn	Corn	Corn	Corn
Proposed Area	Production	Production	Production	Production

	(Million	(Million	(Million	(Million
	bushels)	bushels)	bushels)	bushels)
North Dakota	141,250	120,750	131,040	113,430
South Dakota	485,850	539,500	427,350	308,750
Minnesota	1,162,800	1,120,950	970,900	1,051,900
      We will be dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. Although we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought in the area, or other production problems. In addition, our financial projections assume that we can purchase corn for prices near the ten-year average for corn in the plant location, or approximately $2.20 per bushel.
      Corn prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. We note that historical corn pricing information indicates that the price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to corn prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices.
      Our plant will be designed and constructed to utilize alternative feedstocks to corn, most notably barley. Barley has certain advantages over corn, including lower emissions and requires less energy to convert to ethanol than corn. However, we do not anticipate that the type of barley required will be available in sufficient quantities in our region to be used as an alternative feedstock for at least three years, if ever. We have not conducted studies about barley availability or pricing yet, and therefore, barley may not be an economical alternative to corn at such time as we expect to be able to utilize barley.

Grain origination and risk management
      We anticipate establishing ongoing business relationships with local and region farmers and grain elevators to acquire the corn needed for the project. We have no contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.
      We expect to hire or contract with a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators and producers. The commodities manager will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
Project Location and Proximity to Markets
      We anticipate building our plant in Erskine, Minnesota. On March 16, 2005, we executed a real estate option agreement with Randy and Jennifer Kroeplin granting us an option to purchase 100 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $120,000. On March 10, 2006, we extended the option for an additional 12 months for $5,000. Should we choose to exercise the option, the $10,000 option price will be credited to the purchase price of the land. On April 30, 2005, we executed a real estate option agreement with David and Delores Czech granting us an option to purchase 58 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $60,000. On March 10, 2006, we extended this for an additional 12 months for $5,000. Should we choose to exercise the option, the $10,000 option price will be credited to the purchase price of the land. On March 11, 2006 we executed a real estate option agreement with Warren and Henriette Thompson granting us an option to purchase 24 acres of land in Polk County, Minnesota. Under the terms of the option agreement, we paid $20,000 for the option and have the option to purchase the land for $200,000 until March 31, 2007. Should we choose to exercise the option, the $20,000 option price will be credited to the purchase price of the land. We expect to finalize a fourth real estate option agreement in the near future to buy approximately 15 acres of farmland adjacent to the other parcels of land currently subject to option agreements in Polk County, Minnesota. The option price is expected to be $25,000 and a final price of $442,000. We expect the option to be for a period of one year, with an option to extend the term for an additional year for an additional option payment. We believe that all option payments will be credited towards the purchase price for the land. We intend to acquire all four parcels of land, resulting in a total site size of 197 acres. We anticipate the final plant site will have access to both interstate and local roads and two separate rail transportation lines.
      We selected this site for its access to two major rail lines, its ability to handle unit trains (over 100 cars per train) which are favored by the railway companies and given pricing breaks and scheduling priority over non-unit trains, its proximity to U.S. and Canadian markets and its ability to receive corn supplies by rail, coal supplies by truck and ship ethanol and distilled grain by rail and truck.
      Given the past use of the site — agricultural — there have not been any concerns raised regarding potential environmental hazards. The environmental review being completed with the MPCA will address past land use and environmental issues with a goal of identifying potential environmental effects of the development. We also completed a preliminary site assessment to identify potential permitting and siting issues; however, this was focused on assisting Agassiz Energy in site selection and would not be a surrogate for a Phase I ESA.
      We have submitted a conditional use farm related business permit to Polk County, Minnesota for our zoning. We have also completed an Environmental Assessment Worksheet (EAW) which has been submitted to the Minnesota Pollution Control Agency (MPCA). Our final zoning conditional use permit will be issued upon completion of review by the MPCA and Polk County of the EAW unless an Environmental Impact Statement (EIS) is required. If an EIS is required, our final zoning permit will be postponed until the EIS process is completed. There can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the plant site. We may encounter environmental hazardous conditions at the chosen site that may delay the construction of the ethanol plant. We do not expect that Bio-Renewable Group will be responsible for any environmental hazardous conditions encountered at the site. Upon encountering an environmental hazardous condition, Bio-Renewable Group may suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Bio-Renewable Group will be entitled to an adjustment in price if it has been adversely affected by the environmental hazardous condition.

If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.

Transportation and delivery
      We anticipate our plant will have the facilities to receive grain by truck and rail, coal by truck and to load ethanol and distillers grains onto trucks and rail cars. Our site has direct access to two major rail lines and convenient access to roadways. At this time, we do not have any contracts in place with any railway.
      We have asked R&R Contracting of Grand Forks, North Dakota to perform rail engineering and design services necessary to install rail infrastructure for a 52 million gallon per year ethanol plant as part of our eventual agreement with the Bio-Renewable Group. We estimate the cost for these services will be $3.3 million. We have access to two railways and expect to be able to utilize unit and local trains, as needed, to deliver our corn to the plant and deliver our ethanol and distillers grains from the plant.
Utilities
      The production of ethanol is a very energy intensive process that uses significant amounts of electricity and coal. Water supply and quality are also important considerations. We plan to enter into agreements with local electric utilities to provide our needed energy. We expect to obtain all the water our plant requires from wells drilled on our property. In addition, we are in negotiations with suppliers to purchase the coal needed for the plant. There can be no assurance that those utilities and companies will be able to reliably supply the coal and electricity that we need or that our wells can supply the water we need.
      If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.

Electricity
      We expect to require significant amounts of electricity to power our plant. We have not yet negotiated, reviewed or executed any agreement with a power company to provide electricity to our site. The plant is located with access to two regional power companies, either of which can provide sufficient electricity to meet our demands and both of which have indicated they would be willing to supply our power. The price at which we will be able to purchase electric services has not yet been determined.

Coal
      We expect our plant will consume approximately 133,000 tons of coal per year (375 tons of coal per operating day). While we have entered into discussions with a large coal producer based in Wyoming and Montana to supply our coal, we do not yet have any contract with them or any company for the delivery of our coal and therefore, there can be no assurance that the coal we need will always be delivered as we need it. Any disruption could either force us to reduce our operations shut down the plant, or attempt to use natural gas, any of which would reduce our revenues. We believe there is sufficient supply of coal from the Powder River Basin coal regions in Wyoming and Montana to meet our demands. According to the U.S. Energy Information Administration in April 2006, Wyoming has estimated total coal reserves of 7,053 million tons and Montana has estimated total coal reserves of 1,140 million tons. According to the U.S. Energy Information Administration, in 2004, Wyoming produced 396,493 thousand tons of coal and Montana produced 39,989 thousand tons of coal. We believe we will be able to acquire our coal through a large coal dump facility located in Ardock, North Dakota, which is approximately 90 miles from our plant location. The coal would then be trucked to our plant.
      In addition to our expected coal supply from Wyoming and Montana, the U.S. has large national coal reserves located in the Western U.S., the Appalachian region and in the interior states such as Illinois, Kentucky, Indiana and Texas that we believe we could obtain coal from if our supply from Montana and Wyoming was disrupted. The following chart shows U.S. coal production by region in 2004, as well as total production and the percentage increase over 2003 production.

Source: U.S. Energy Information Administration, March 28, 2006.
      Coal prices in the U.S. have tended to be fairly stable, but in recent years have risen as demand from U.S. industries and foreign companies, including those in China, has increased. The following chart shows historical coal prices based on the coal producing region. We anticipate using coal from the Powder River Basin:
Source: U.S. Energy Information Administration, March 17, 2006.

      Use of coal will produce coal fly ash which must be disposed of. Polk County, Minnesota has advised us by letter dated March 7, 2006, that it will accept our coal fly ash for disposal in a County landfill for a tip fee of $45.00 per ton, subject to future increases for inflation or increased landfill expenses directly related to managing the coal fly ash. The county estimates that the landfill it has designated will be filled in 12 years assuming it receives our coal fly ash. We intend to work with the County to analyze the possibility of developing an industrial solid waste lined cell for the coal fly ash when the presently designated landfill site is full.

Natural Gas
      As a backup in the event we are unable to use coal due to restrictions in supply or environmental issues, we believe that we would be able to utilize natural gas as an alternative to coal. We have contacted two local natural gas companies about supplying natural gas to our plant via pipe line and we have received preliminary pricing information for converting our plant to natural gas, running the necessary pipe lines to our plant and purchasing the natural gas. We believe that there would be an adequate supply of natural gas available to us, but we have no contracts in place currently, nor do we intend to do so unless necessary. Natural gas prices have tended to be much higher than coal for the equivalent amount of energy produced, and both the supply and price of natural gas have fluctuated significantly in recent years due to increased demand and supply problems, mainly attributable to hurricanes and poor weather in the Gulf of Mexico and the U.S. gulf coast, the major U.S. natural gas producing region. If we are forced to convert our plant from a coal-fired to a natural gas-fired plant, we would be required to pay for new design plans from our builder and design engineer. We would also lose all of our money already spent on the coal-fired designs. While the initial construction costs of a natural gas-fired ethanol plant tend to be significantly lower than a coal fired-ethanol plant, the long-term operating costs associated with a natural gas-fired ethanol plant tend to be considerably higher. Because we do not believe, based on our own analysis and discussions with officials at the Minnesota Pollution Control Agency and our environmental consultant, that we will be required to abandon our plans for a coal fired ethanol plant, we have not conducted a quantitative impact analysis to switch to a natural gas-fired plant.

Water
      We will require a significant supply of water. Based on the design specifications from Vogelbusch, we anticipate our plant water requirements to be approximately 767,000 gallons per day depending upon the site we select and the quality of water. We have assessed our water needs and available supply and determined that we will need to drill one or more new high capacity wells to meet the plant’s water needs. We do not anticipate using municipal water sources.
      Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs, though the initial costs for this technology will likely be higher than if we did not use a non-discharge system.
Employees
      We presently have no employees. Prior to completion of the plant construction and commencement of operations, we intend to hire between 37 and 43 full-time employees. Approximately six of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations. Our President, our executive officers are not employees and they do not currently receive any compensation for their services.

      The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

# Full-Time
Position	Personnel

General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician
Secretary/ Clerical	2
Shift Supervisors	4
Material Handlers	14
Maintenance Supervisor	1
Maintenance Craftsmen	4
Plant Operators	7
TOTAL	37
      The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.
      We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.
      Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants which would have a material adverse affect on our operations, cash flows and financial performance.
Sales and Marketing
      We intend to sell and market the ethanol and distillers grains produced at the plant through normal and established markets. We hope to market all of the ethanol produced with the assistance of an ethanol distributor, but have not yet entered into any agreements regarding the sale of our ethanol. Similarly, we hope to sell all of our distillers grains through the use of an ethanol-byproducts marketing firm, but have not yet entered into any agreements regarding the sale of our distillers grains. We do not plan to hire or establish an internal sale organization to market any of the products or co-products we produce.
Strategic Partners

Design Builder: Bio-Renewable Group
      Bio-Renewable Group is a joint venture between Wanzek Construction, Inc., a heavy construction company based in Fargo, North Dakota, Utility Engineering Corporation, a design and project management company based in Denver, Colorado, and Teton Construction, a heavy construction company based in Atlanta, Georgia, in association with Vogelbusch U.S.A., a bioprocess engineering and process design company based in Houston, Texas. The Bio Renewable Group and Vogelbusch have over 900 employees and contractors devoted to construction and engineering projects in the biofuels industry. The officers of the Bio-Renewable Group are Jon Wanzek, Barry Richey and Tom Stapelton. Vogelbusch has licensed its process technology currently at 14 U.S. locations currently. Wanzek and Utility Engineering each have experience working with

Vogelbusch in facilities operating with the Vogelbusch process technology. Wanzek and Vogelbusch have worked together on five biofuels projects to date. Although the Bio-Renewable Group is currently engaged for the design-build of two other ethanol plants, they have not yet completed an ethanol plant project as a team. There are no material relationships between us or any of our governors, officers or affiliates and the Bio-Renewable Group or any of its component companies.
      Except for (1) our agreement with Bio-Renewable Group dated May 20, 2005, for preconstruction services/design development related to permitting efforts only for which we have paid $160,000; (2), our General Service Agreement with Utility Engineering Corporation, a member of Bio-Renewable Group, dated March 28, 2006, for preliminary engineering and estimating services to arrive at a basis for an Engineer, Procure and Construct contract and (3) our License Agreement with Vogelbusch U.S.A. dated May 2006 for a license grant and related engineering services, for which we have paid $105,000, we have not entered into any legally binding agreements with Bio-Renewable Group or Vogelbusch U.S.A., Inc. for the design or construction of our plant. We have executed a Memorandum of Understanding dated May 20, 2005, with Bio-Renewable Group who has agreed to enter into good faith negotiations with us to prepare definitive agreements for design and construction services. We expect to pay Bio-Renewable Group approximately $98,000,000 in exchange for the following services:

•	Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the plant;

•	Designing and building the plant; and

•	Assisting us in locating appropriate operational management for the plant.
      We will be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.

Construction and timetable for completion of the project
      On March 28, 2006, we entered into a General Services Agreement with Utility Engineering for $650,000 for preliminary engineering work to arrive at a basis for a design-build contract for our plant. Under this Agreement, we have paid $500,000 and are required to make an additional payment of $150,000 on July 1, 2006. In May 2006, we entered into a license, technology, and service agreement with Vogelbusch U.S.A. to provide technical and proprietary information related to the production of ethanol at our plant. The agreement provides for a license fee of $465,000 payable in two installments with one being due upon financial closing and the second payment due upon completion of the plant. The agreement also provides for process design and engineering services, with fees of $455,000 payable in installments beginning when the agreement was signed. We paid $105,000 related to these fees upon signing. In addition, the agreement provides initial startup and consulting services based on hourly rates. We have used the proceeds from our private placement to fund this work.
      Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 12 to 18 months after we close on this offering. This schedule further assumes that two months of detailed design will occur prior to closing and the construction schedule will be followed by two months of commissioning. During the period of commissioning, we expect preliminary testing, training of personnel and start-up of operations at our plant to occur. This schedule also assumes that bad weather and other factors beyond our control do not upset our timetable as there is no additional time built into our construction schedule for unplanned contingencies. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.
Regulatory Permits
      We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. We have engaged Natural Resources Group, Inc. of Minneapolis, Minnesota to assist us with obtaining certain environmental permits, and to advise us on general environmental compliance. As of May 26, 2006, we have spent $143,412 on regulatory permit applications and related fees and expect to spend approximately $50,000 in addition prior to completion of the plant. There are no material relationships between the company or any of its governors, officers or affiliates and the Natural Resources Group.
      The following map shows our proposed site location and topographical details related to our regulatory permits.

      Of the permits described below, we must obtain the Major Source Permit for air emissions and the Construction Storm Water Discharge Permit prior to starting construction. The remaining permits will be required shortly before or shortly after we can begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (“EPA”) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. Minnesota and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.
      Even if we receive all required permits from Minnesota, we may also be subject to regulatory oversight from the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Minnesota is authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that the state is not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.
      The following permits may be required:
Federal Permits

Clean Air Act

•	Prevention of Significant Deterioration (PSD) and Construction Permits

•	Applicable Federal New Source Performance Standards (NSPS)

•	Applicable National Emission Standards for Hazardous Air Pollutants (NESHAPS)

•	Title V Operating Permit of the Clean Air Act Amendments of 1990

•	Risk Management Plan

Clean Water Act

•	National Pollutant Discharge Elimination System (NPDES)

•	Oil Pollution Prevention and Spill Control Countermeasures

Comprehensive Environmental Response Compensation and Liability Act & Community Right to Know Act (CERCLA/ EPCRA

•	Tier II Forms — listing of potentially hazardous chemicals stored on-site

•	EPCRA Section 313 and 304 and CERCLA Section 103. These reports track use and release of regulated substances above threshold and/or designated quantities annually

Alcohol and Tobacco Tax and Trade Bureau

•	Alcohol Fuel Permit (AFP)
State Permits

•	Air Quality Permits

•	Storage Tank Permits

•	Water Quality Permits

•	State Liquor License

•	State Department of Motor Fuels

•	State Department of Transportation

•	Highway Access Permit

•	Possible Easement Rights

•	State Department of Health

•	State Department of Public Service

•	Boiler License

•	State Department of Natural Resources

•	Water appropriation permits

•	Other waters and wetland considerations

Synthetic Major permit for air emissions
      Our preliminary estimates indicate that this facility will be considered a major source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include PM10, CO, NOx and VOCs. The activities and emissions mean that we are expected to obtain a major construction permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 52 million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V air permits. These production limitations will be a part of the major construction permit. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that Minnesota might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain a major construction permit prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the plant is situated may be determined to be a nonattainment area for a particular pollutant. In this event, the threshold standards that require a Title V air permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V air permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.

Air pollution standard
      There are a number of standards which may effect the construction and operation of the plant going forward. The Prevention of Significant Deterioration (“PSD”) regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx, CO, and VOCs. If the plant exceeds applicable PSD levels for NOx, CO, and VOCs, then the plant would be required to install more expensive pollution control equipment in order to reach the mandatory maximum levels for NOx, CO and VOCs. The purchase and installation of such equipment would increase costs.

Waste Water Discharge Permit
      This plant will be a zero-discharge facility. We expect that we will use water to cool our closed circuit systems in the plant. In order to maintain a high quality of water for the cooling system, the water will be continuously replaced with make-up water. As a result, this plant will discharge clean, non-contact cooling water from boilers and the cooling towers. Several discharge options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, and other options are under consideration by our consulting engineers and us. Each of these options will require an appropriate permit. We must submit the applicable permit applications(s) prior to beginning of construction.

Storm Water Discharge Permit (NDPES) and Storm Water Pollution Prevention Plan (SWPPP Permits)

Permit for Industrial Activity:
      Before we can begin construction of our plant, we must obtain a Storm Water Discharge Permit for industrial activity from the applicable state agency. This permit must be filed before construction begins. A Storm Water Pollution Prevention Plan must also be in place that outlines various measures we plan to implement to prevent storm water pollution.
      Minnesota imposes additional water quality test and effluent limits for stormwater discharges. The inability to meet stormwater discharge levels may require other water discharge treatment options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, subsurface infiltration, irrigation and other options. If those treatment options are required, it could increase our expenses. Although Minnesota’s NPDES general permit for industrial activity has expired, applicants for new sites are currently allowed to apply for the permit under the expired permit. It is possible that the Minnesota regulations pertaining to NPDES permits for industrial activity could be changed in the future and that those regulations could add additional requirements for discharges of storm water. On August 9, 2005 the Minnesota Court of Appeals issued a decision holding that no NPDES permits should be granted by the Minnesota Pollution Control Agency if the discharges would decrease water quality for a receiving waterway on Minnesota’s impaired waterways list. Minnesota is appealing this decision. Based on the court’s decision, Minnesota has temporarily suspended granting any Storm Water Discharge Permits for Industrial Activity (NPDES) permits for new construction if the permit would decrease water quality for a receiving waterway on the impaired waters list, pending further appeal or new regulations. Pending new regulations or a reversal on appeal, we must be certain that storm water discharges that could decrease water quality do not enter an impaired water way of Minnesota in order to prevent any construction delays.

Permit for Construction:
      Prior to the commencement of construction of the plant, in Minnesota we must file for an NPDES/ SDS permit. If the agency does not object to the notice of intent, we could begin construction and allow storm water discharge in most circumstances seven days in Minnesota if the site is less than fifty acres in size. As part of the application for the Construction Site Storm Water Discharge Permit or Minnesota NPDES/ SDS permit, we will need to have a Storm Water Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. Other compliance and reporting requirements may also apply depending upon the results of the agency review. We would also be subject to certain reporting and monitoring requirements. We anticipate, but there can be no assurances, that we will be able to obtain these permits. The ability to obtain a Construction Site Storm Water Discharge Permit in Minnesota may be affected by the Minnesota Court of Appeals decision as described above in the same way that a Storm Water Discharge Permit for Industrial Activity is affected.

New source performance standards
      The plant will be subject to new source performance standards for both the plant’s distillation processes and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, monitoring requirements, and record keeping requirements.

Environmental Assessment
      We are required to undergo an environmental assessment process before we can begin construction of the plant. This process includes filing an Environmental Assessment Worksheet and allowing a public review period. In addition, local governmental units have a right to request additional information. It is also possible that the environmental assessment process could trigger a requirement for an environmental impact study. No construction can begin and no permits can be issued until a decision is made on whether an environmental impact study is required, although applications for permits may be filed and reviewed while the environmental assessment is being considered. There is no assurance that we will be granted permits to begin construction until the project has been approved as part of the environmental impact study process. There is no assurance that the project will be approved upon review of the environmental impact study. Failure to obtain approval by the reviewing agency would mean that the project cannot proceed until objections to the environmental impact of the site are met. There is no assurance that all objections can be met.

Spill prevention, control, and countermeasures plan
      Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure (“SPCC”) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.

Tank Permit
      Minnesota has an additional tank permitting program for tanks holding hazardous chemicals in capacities over one million gallons. This program requires record-keeping, spill protection and response requirements in addition to the SPCC program. We anticipate, but there can be no assurances, that we will be able to obtain this permit.

Well Permit
      Based on our studies so far, we anticipate that we will need to drill at least two high capacity wells to meet the plant’s water needs. As a result, we will need to apply to the appropriate state agency for a well permit. Minnesota requires a public notice and hearing process before a well permit can be granted. In the event this permit is not approved, we would need to explore alternative water supply sources, however, the cost of alternative water supply sources could prohibit their use. Water resources in Minnesota are not unlimited. It is possible that the potential site for the plant might be unable to produce water in sufficient quantities to support plant operations. We intend to apply for this permit before construction begins.

Alcohol and Tobacco Tax and Trade Bureau, Requirements
      Before we can begin operations, we must comply with applicable Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax.

Risk management plan
      We are currently in the process of determining whether anhydrous ammonia or aqueous ammonia will be used in our production process. Pursuant to § 112I(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. If we use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if we use aqueous ammonia, the risk management program will only be needed for the denaturant. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use.

Environmental Protection Agency
      Even if we receive all state required environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than the state’s environmental administrators. State or EPA rules and regulations are subject to change, and any such changes may result in greater regulatory burdens.
Nuisance
      Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its by-products, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS — Thermal Oxidation” for additional information. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.
      We are not currently involved in any litigation involving nuisance or any other claims.
GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
      We have nine governors on our board of governors. These governors will serve until the next regular or special meeting of the members. It is currently our intention that at the first regular or special meeting of the members following the date on which substantial operations of the facilities commence, the number of elected governors shall be reduced and become fixed at seven. Except for John Stone, Vice President, it is expected that the governors and officers will provide between 4 and 8 hours per week to board matters. John Stone will be working full-time for us coordinating this offering and securing our debt financing.

Identification of Governors, Executive Officers and Significant Employees
      The following table shows the governors and officers of Agassiz Energy, LLC as of the date of this prospectus:

Governor and Officer	Office

Donald Sargeant	Chairman of Board/President
Larry Altringer	Governor/Treasurer
Wayne Wagner	Governor/Vice President
Gary Bridgeford	Governor
Roger Dziengel	Governor/Secretary
Leroy Reitmeier	Governor
Tom Jorgens	Governor
Craig Morgan	Governor
John Vallager	Governor
John Stone	Vice President
Business Experience of Governors and Officers
      The following is a brief description of the business experience and background of our officers and governors. None of our governors or executive officers has any experience working with financial accounting and preparation of reports under the Exchange Act. No company mentioned below is subject to SEC reporting obligations.
      Donald Sargeant, President, Chairman and Governor. Age 64. 18548 West Union Trail SE, Erskine, MN 56535. Mr. Sargeant has served as our President, Chairman and Governor since our inception. Mr. Sargeant is also currently the Chancellor Emeritus and Director of International Programs and a Professor at the University of Minnesota, Crookston. Mr. Sargeant also serves on the board of directors of the Crookston Development Authority, American Federal Bank, Glenmore Foundation, and Phoenix Industries, a manufacturing company. Mr. Sargeant has Bachelors of Science and Masters of Education degrees from the University of Illinois, and a PhD in Agricultural Education from Pennsylvania State University.
      Larry Altringer, Treasurer and Governor. Age 62. 18569 390 St East, Erskine, MN 56535. Mr. Altringer has served as our Treasurer, Governor and Tax Matter Member since our inception. Mr. Altringer is the President of Napa Auto Parts in Crookston, Minnesota, Midwest Minnesota Dehydrated Vegetables and is on the board of directors of Bremer Bank, Crookston, and Phoenix Industries, a manufacturing company.
      Wayne Wagner, Vice President and Governor. Age 55. 25477 US Highway 75 SW, Crookston, MN 56716. Mr. Wagner has served as our Vice President and Governor since our inception. Mr. Wagner has been the Farm Manager for A.W.G. Farms, Inc. since 1975.
      Gary Bridgeford, Governor. Age 59. 19626 445 Avenue SW, East Grand Forks, MN 56721. Mr. Bridgeford has served as our Governor since our inception. Mr. Bridgeford is the President of Industrial Contract Services, a general constructing company, Bridgeford Engineering, an engineering firm and a partner in The Leasing Co., a leasing company. Mr. Bridgeford is a registered Professional Engineer in Minnesota and North Dakota and has a Bachelors of Science degree in Mechanical Engineering from the University of North Dakota.
      Roger Dziengel, Secretary and Governor. Age 60. 2844 150th Street, Kennedy, MN 56733. Mr. Dziengel has served as our Governor since our inception. Mr. Dziengel is a local area farmer and has been a sales representative for Pioneer HiBred seeds since January 2000 and has been the Townboard Supervisor for Davis Township since January 2000.

      Leroy Reitmeier, Governor. Age 57. 34847 255th Avenue SW, Crookston, MN 56716. Mr. Reitmeier has served as our Governor since our inception. Mr. Reitmeier has been a local area farmer since 1975 and has been the president of Gentilly, LLC, a local feeder capital company since 2005.
      Tom Jorgens, Governor. Age 58. 309 Leonard Avenue, P.O. Box 552, Crookston, MN 56716. Mr. Jorgens has served as our Governor since our inception. Mr. Jorgens has been the president of PolyCell Technologies, a bioscience, health and nutrition company since May 2000 and was the president of Applied Biofutures, a consulting firm from April 1998 to June 2003. Mr. Jorgens also serves on the board of directors of Riverview Healthcare, a private non-profit company and Verdant Biosciences, LLC.
      Craig Morgan, Governor. Age 46. 610 Old Highway 75, Crookston, MN 56716. Mr. Morgan has served as our Governor since our inception. Mr. Morgan is the owner and President of Red Power International, Inc., a retail farm equipment dealership, and is a board member of the Crookston Development Authority, Crookston Area Chamber of Commerce, Crookston Blue Line Club and on the Case IH Roughrider board.
      John Vallager, Governor. Age 56. 520 5th Ave NE, Crookston, MN 56716. Mr. Vallager has served as our Governor since December 2005. Mr. Vallager is the treasurer of Crookston Jobs Inc., a Crookston, Minnesota based jobs development company. Mr. Vallager is also a certified public accountant since 1976 and has been a shareholder at Drees, Riskey & Vallager, Ltd., an accounting firm from 1979 to present.
      John D. Stone, Vice President. Age 64. 11220 Tall Timbers Rd SW, Garfield, MN 56332. Mr. Stone graduated from South Dakota State University with a degree in Agronomy. He served as a Ag Loan officer at First Bank-Pipestone from 1972 to 1980 and as President of Farmers State Bank, Upsala from 1980 to 1986 and Pine County Bank, Royalton from 1986 to 2002 respectively. Mr. Stone has been a director of Central Minnesota Ethanol Coop since its inception in 1994, and presently serves as 2nd Vice President and Chairman of Finance Committee. He is also on the Board of Directors of Pine Country Bank, Lobster Lake Association and Douglas County Lakes Association.

Advisory Board
      The board of governors has established an advisory committee to the board, to provide feedback and input into the decisions of the board. The advisory committee has no authority to take or approve any action on behalf of Agassiz. The advisory committee acts in an advisory, non-binding capacity only, and no recommendation or other action of the advisory committee is binding on either Agassiz or the board. Advisory committee members are not governors, but they are all unit holders. The following persons have agreed to serve as members on the advisory committee to the Board:

Advisory Board Member	Career

Courtney Pulkrabek	Insurance Agent
Richard Hanson	Farm Operator
Wayne Hoovestol	Trucking/Ethanol Owner
Allan Dragseth	Farm Operator
Nancy Hulett Drake	Telecommunications Consultant
Loren Dusterhoft	Petroleum Retailer
Roger Paradis	Trucking Owner
Arnold G. Paradis	Trucking Owner
Wayne Tang	Farm Operator
Kelly Engelstad	Food Processing Consultant
Thomas Wagner	Retired Farmer/Businessman
Brad Beyer	Cement Transportation Manager
Timothy Hanson	Telecom Consultant
Allen Brost	Auto Retailer
David West	Business Consultant
James Noyes	Food Processing Plant Manager
Merle Anderson	Retired Farmer
Peter Haddeland	Bank President
Dale Dufault	Chief Financial Officer
John Bridgeford	Packaging Sales

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners and Management
      As of the date of this prospectus, our governors, officers and owners of 5% or more of our membership units own membership units as follows:
UNITS BENEFICIALLY OWNED BY GOVERNORS, OFFICERS AND 5% HOLDERS

				Percentage of Total
				After the Offering

		Amount and	Percent of	Maximum	Minimum
		Nature of	Class	Units	Units
		Beneficial	Prior to	Sold in	Sold in
Title of Class	Name and Address of Beneficial Owner	Owner	Offering	Offering	Offering

Membership Units	Larry Altringer(1)	384,000	8.8%	*	*
	18569 390 St East,
	Erskine, MN 56535
Membership Units	Roger Dziengel	120,000	2.75%	*	*
	2844 150th Street,
	Kennedy, MN 56733
Membership Units	Thomas Jorgens	24,000	*	*	*
	309 Leonard Avenue,
	P.O. Box 552,
	Crookston, MN 56716
Membership Units	Donald Sargeant	84,000	1.9%	*	*
	18548 West Union
	Trail SE, Erskine, MN 56535
Membership Units	Wayne Wagner	24,000	*	*	*
	25477 Highway 75 SW,
	Crookston, MN 56716
Membership Units	Gary Bridgeford(2)	240,000	5.5%	*	*
	19626 445 Avenue SW,
	East Grand Forks, MN 56721
Membership Units	Leroy Reitmeier	288,000	6.6%	*	*
	34847 255th Avenue
	SW, Crookston, MN 56716
Membership Units	Craig Morgan(3)	144,000	3.3%	*	*
	610 Old Highway 75,
	Crookston, MN 56716
Membership Units	John Vallager(4)	75,000	1.7%	*	*
	520 5th Ave NE,
	Crookston, MN 56716
Membership Units	Allen Brost	240,000	5.5%	*	*
	1600 University Ave.,
	PO Box 456,
	Crookston, MN 56716
Membership Units	Wayne Hoovestol(5)	480,000	11%	*	*
	20300 Clayton Avenue, Farmington, MN 55024
Membership Units	Monica Hoovestol(6)	480,000	11%	*	*
	20300 Clayton Avenue, Farmington, MN 55024

				Percentage of Total
				After the Offering

		Amount and	Percent of	Maximum	Minimum
		Nature of	Class	Units	Units
		Beneficial	Prior to	Sold in	Sold in
Title of Class	Name and Address of Beneficial Owner	Owner	Offering	Offering	Offering

Membership Units	Tang Farms Partnership	240,000	5.5%	*	*
	12433 120th Street N.,
	Felton, MN 56536
Membership Units	Thomas Wagner	240,000	5.5%	*	*
	30692 Cone Cove Road
	Park Rapids, MN 56470
Membership Units	Courtney Pulkrabek	480,000	11%	*	*
	210 North Broadway,
	Crookston, MN 56716
Membership Units	John Stone	0	*	*	*
	11220 Tall Timbers Rd SW, Garfield, MN 56332
	All governors and	1,383,000	31.7%	2.1%	2.9%
	executive officers as
	a group (10 persons)
	Total	3,063,000	70.2%	4.8%	6.5%

*	Less than 1%

(1)	Includes 144,000 units held by A & E Partnership.

(2)	Includes 240,000 units held The Leasing Company.

(3)	Includes 144,000 units held by CM & L, LLP

(4)	Includes 75,000 units held by Crookston Jobs, Inc.

(5)	Includes 240,000 units held by Monica Hoovestol

(6)	Includes 240,000 units held by Wayne Hoovestol
EXECUTIVE COMPENSATION
      Donald Sargeant is currently serving as our chairman, president and project coordinator for which he is paid as a consultant $50.00 per hour and for which he was granted the right to purchase 20,000 membership units at $0.33 per unit, which he purchased in March 2006 for which he paid $6,666. Mr. Sargeant has received approximately $77,000 for services performed for us through March 31, 2006. John Stone was appointed as our Vice President in April 2006 and at the same time we executed a consulting and agreement whereby he is to be paid $25.00 per hour and $56,000 upon our securing a financing commitment from a senior lender and assisting with our equity drive. Wayne Wagner is currently serving as our vice president, Larry Altringer is our treasurer, and Roger Dziengel is our secretary.
      We do not have any other compensation arrangements with our governors and officers in their roles as such.
Employment Agreements
      We have no employment agreements with any executive officer or governor. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire. We have entered into a memorandum of agreement with Donald Sargeant, our president, to serve as a paid consultant project coordinator for a fee of $50 per hour.

Reimbursement of Expenses
      We reimburse our officers and governors for expenses incurred in connection with their service.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
      Our articles of organization provide that none of our governors will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any governor for monetary damages arising out of a breach of that governor’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a governor’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the governor derived an improper financial benefit. It also does not eliminate or limit a governor’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws.
      Under Minnesota law and our operating agreement, no member, governor or manager will be liable for any of our debts, obligations or liabilities merely because he or she is a member, governor or manager. In addition, Minnesota law permits, and our operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or governor who was or is party or who is threatened to be made a party to a current or potential legal action because he or she is our governor or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to governors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Since our inception, we have engaged in transactions with related parties.
Transactions with our Governors and Promoters.
      In November, 2004, our governors and officers, all of whom qualify as promoters, purchased an aggregate of 855,000 units at $0.33 per unit, for an aggregate purchase price of $285,000. In March, 2006, our governors and officers purchased an additional 528,000 units in total at $0.33 per unit for an aggregate purchase price of $176,000. This money was used as part of our seed capital investment and totaled $461,000. Our governors and officers paid the same price and purchased on the same terms as all other investors in these seed capital rounds.
      In March 2006, we entered into a Memorandum of Agreement with Donald Sargeant, our president and governor, related to his providing services to us as a consultant/project coordinator. Pursuant to this agreement, we agreed to pay Mr. Sargeant $50 per hour for his work on our project. Prior to March 2006, we had paid Mr. Sargeant approximately $53,000 and $9,000 for the same services performed for us in 2005 and 2004 respectively, but prior to March 2006, there was no written agreement. Also in March 2006, we granted Mr. Sargeant the right to purchase up to 20,000 units at $0.33 per unit as additional compensation for his work as our project coordinator. Mr. Sargeant purchased the 20,000 units in March 2006 and paid $6,600. The board of governors approved these transactions after meeting without Mr. Sargeant and Mr. Sargeant did not vote on these transactions.
      The Crookston Development Authority (CDA), is a non-profit entity that coordinates economic development for the Crookston, Minnesota area. The CDA invested $25,000 and received 75,000 units as part of our seed capital private placement. Two of our board members, Craig Morgan and Larry Altringer, are members of the CDA board and our president, Don Sargeant, is an ex-officio non-voting member of the CDA board. The CDA board is comprised of three voting members and one non-voting member. We do not believe that our governors have the ability to control the affairs of the CDA with respect to the units of Agassiz held by the CDA, nor do our governors stand to benefit financially from the ownership of the Agassiz units by the CDA.
      One of our board members, John Vallager, is a CPA and a partner at a local accounting firm. This firm has provided some accounting services to us in 2005 and 2006. His firm has assisted in organizing and presenting financial information for internal uses. We have paid his firm approximately $14,000 for these services, and his firm may continue to provide such services in the future at the rate of $75.00 per hour.
PLAN OF DISTRIBUTION
      Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our member control agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our member control agreement. All subscriptions are subject to approval by our governors and we reserve the right to reject any subscription agreement.
The Offering
      We are offering, on a best efforts basis, a minimum of 42,500,000 units and a maximum of 58,500,000 units at a purchase price of $1.00 per unit. You must purchase a minimum of 20,000 units to participate in the offering, however, our board of governors may waive this minimum offering amount. You may purchase any number of additional units in 5,000 unit increments. The maximum number of units you may purchase is 12,000,000 in this offering. Our board of governors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our governors, as listed on page 7 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our governors for these sales. Our governors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.
      Our minimum offering amount is $42,500,000 and our maximum offering amount is $58,500,000. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to [one year date], after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 47,136,500 units issued and outstanding if we sell the minimum number of units offered in this offering 63,136,500 units issued and outstanding if we sell the maximum number of units offered in this offering. This includes 4,636,500 seed capital units issued in our previous seed capital private placements.
      Our governors and officers will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and their associated entities will be subject to the same restrictions regarding transferability as described in this prospectus and our member control agreement, and will, therefore, be purchased for investment, rather than resale.
      You should not assume that we will sell the $42,500,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which Agassiz Energy, LLC is managed. These investors may influence the business in a manner more beneficial to them than to other investors.

      We plan to register the offering only with the Minnesota, South Dakota and North Dakota state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Minnesota, South Dakota and North Dakota. This limitation may result in the offering being unsuccessful.
      We are expecting to incur offering expenses in the amount of approximately $390,000 to complete this offering.
Suitability of Investors
      Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $150,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly. For North Dakota residents the total investment amount cannot exceed ten percent of the investor’s net worth exclusive of home furnishings and automobiles.
      Even if you represent that you meet the suitability standards set forth above, the board of governors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
      Each subscriber must make written representations that he/she/it:

•	is purchasing such units for the purpose of investment and not for resale;

•	has been encouraged to seek upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•	will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.
      We will rely on these representations and others in determining whether you understand and have knowledge of the material terms and nature of the investment, so that we can determine whether investment is suitable for you. If we accept your subscription, we will use the information you give us in the subscription agreement for company purposes, such as tax reporting. We will use the representations regarding taxpayer information to defend ourselves if questioned by the Internal Revenue Service about your taxes. Also, if you do not fulfill your obligations under the promissory note and security agreement, we will use the applicable representations from your subscription agreement against you to show that you understood that we can take legal action for payment under the promissory note and security agreement, and/or retain possession of your membership certificate to perfect any security interest we have in the units. Finally, if you seek legal action to attempt to force us to allow an action prohibited by our member control agreement, we will use the applicable representation in your subscription agreement as evidence that you understood that you would be bound by the restrictions and provisions of the member control agreement, including the restrictions on transfers of our units.
Subscription Period
      The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $58,500,000; or (2) [one year from the effective date of this registration statement]. However, we may close the offering any time prior to [one year from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $42,500,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units and receiving the cash proceeds prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to Agassiz Energy, LLC and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.
      This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. If there is insufficient interest income, we will pay the escrow fees from the proceeds of our previous private placements. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.
Subscription Procedures
      Before purchasing any units, you must complete the subscription agreement included as exhibit D to this prospectus, draft a check in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our member control agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the member control agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.
      Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 30 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow. If we do not receive the minimum offering amount, in cash in the escrow account, prior to [twelve months from the effective date of this registration statement], we will promptly return your investment, plus accrued interest, less escrow fees. This is the case even if we have received subscriptions for the minimum offering amount and have already closed the offering.
      The promissory note is full recourse which means that you will be liable for the balance due and that if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus interest plus any amounts we spend to collect the balance. We will also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year. We will also retain the initial 10% payment made by the subscriber. Pursuant to the terms of the promissory note, we will not be required to give you notice of default under the terms of the promissory note, but upon your failure to make timely payment, we will immediately have the right to pursue you for payment of the balance due by any legal means. By signing the promissory note you will also grant to us a purchase money security interest in any units you own or hereafter acquire to secure your promise to pay the balance due. You also agree to allow us to retain possession of any certificates representing these units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or hereafter acquire.
      If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $42,500,000, you will be required to pay the full purchase price immediately upon subscription.

      We may, in our sole discretion, accept or not accept all or any part of your subscription agreement. We might not consider whether to accept your application until after we have received applications totaling in excess of $42,500,000 from investors or until a future date near the end of this offering so that if we do reject your subscription we will still have met our minimum offering amounts. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our member control agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription, check, and signature page.
      Changes in the offering’s material terms after the registration statement’s effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the year currently contemplated; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.
      If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.
Escrow Procedures
      Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we intend to establish with a local bank, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are (1) cash proceeds from unit sales deposited in the escrow account equal or exceeding $42,500,000, exclusive of interest; proceeds from checks are not deemed received, for purposes of funds collection, until fund collection. (2) our receipt of a written debt financing commitment for debt financing ranging from approximately $50,000,000 to $66,000,000, depending on the amount necessary to fully capitalize the project; (3) we elect, in writing, to terminate the escrow agreement; and (4) the escrow agent provides an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied. We determine whether the minimum requirements have been met subject to the escrow assets verification of cash proceeds in escrow. Don Sargeant, our President, will have signature power over the escrow account.
      We will invest the escrow funds in short-term certificates of deposit issued by a bank and/ or short-term securities issued by the United States government. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from date of effectiveness of this registration statement] or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to [one year from the effective date of this registration statement]. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to [one year from the effective date of this registration statement], the escrow account will continue for 3 months from that date to allow us sufficient time to collect the 90% balance. If we do not receive the minimum offering amount, in cash in the escrow account, prior to [twelve months from the effective date of this registration statement], we will promptly return your investment, plus accrued interest, less escrow fees. This is the case even if we have received subscriptions for the minimum offering amount and have already closed the offering. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $42,500,000 at the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.

      We may terminate the offering prior to closing the offering in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:

•	If we determine in our sole discretion to terminate the offering prior to [one year from effective date of this registration statement]; or

•	If we do not raise the $42,500,000 minimum aggregate offering amount by [one year from effective date of this registration statement].
Delivery of Unit Certificates
      If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS — Restrictive Legend on Membership Certificates.”
Summary of Promotional and Sales Material
      In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.
DESCRIPTION OF MEMBERSHIP UNITS
      An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor’s membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of the membership would result in the loss of other rights such as the right to vote at our member meetings.
Membership Units
      Ownership rights in us are evidenced by units. There is one class of membership units in Agassiz Energy, LLC. There are currently 37 members. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the member control agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.

Restrictive Legend on Membership Certificate
      We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
      THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE MEMBER CONTROL AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
      THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
Voting Limitations
      Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights. Members who purchase 20% of the units offered (12,000,000) will be entitled to appoint one governor to our board of governors, but will not be allowed to vote for any other governors, pursuant to our member control agreement. No member may purchase more than 20% of the membership units offered in this public offering or another public offering initiated in 2006. There are no such restrictions on public offerings initiated after 2006 so members investing for the first time in this public offering could acquire more than 20% of the outstanding membership units by also investing in a future public offering, if any. Also, members who invested prior to this public offering could acquire more than 20% of the outstanding membership units by investing in this public offering and aggregating such investment with membership units acquired previously.
Loss of Membership Rights
      Although we are managed by our governors, our member control agreement provides that certain transactions, such as amending our member control agreement or dissolving the company, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:

•	to receive a share of our profits and losses;

•	to receive distributions of our assets, if and when declared by our governors;

•	to participate in the distribution of our assets in the event we are dissolved or liquidated;

•	to access information concerning our business and affairs at our place of business; and

•	to vote on matters coming before a vote of the members.
      Our member control agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our member control agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
      Investors whose membership has been terminated but who continue to own units will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
      If you transfer your units, and the transfer is permitted by the member control agreement, or has been approved by the board of governors, then the transferee will be admitted as a substituted member of Agassiz Energy only if the transferee:

•	agrees to be bound by our member control agreement;

•	pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	delivers, upon our request, any evidence of the authority such person or entity has to become a member of Agassiz Energy; and

•	delivers, upon our request, any other materials needed to complete transferee’s transfer.
      The board of governors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our member control agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.
Distributions
      Distributions are payable at the discretion of our board of governors, subject to the provisions of the Minnesota Limited Liability Company Act, our member control agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.
      Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our governors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our governors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
      We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our member control agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our governors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.
      We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:

•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
      The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our member control agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.
Allocation of Profits and Losses
      Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our governors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.
Special Allocation Rules
      The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our member control agreement also requires that our governors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.
Restrictions on Transfers of Units
      The units will be subject to certain restrictions on transfers pursuant to our member control agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
      We have restricted the ability to transfer units to ensure that Agassiz Energy, LLC is not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our member control agreement, no transfer may occur without the approval of the board of governors. The board of governors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:

•	Transfers by gift to the member’s descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.
      Any transfer in violation of the publicly traded partnership requirements or our member control agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.
      The units are unsecured equity interests in Agassiz Energy, LLC and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.
SUMMARY OF OUR MEMBER CONTROL AGREEMENT AND OPERATING AGREEMENT
      Statements contained in this section of the prospectus regarding the contents of our member control agreement are not necessarily complete, and reference is made to the copy of our member control agreement filed as Exhibit B to this prospectus.
Binding Nature of the Agreement
      We will be governed primarily according to the provisions of our amended and restated member control agreement, amended and restated operating agreement and the Minnesota Limited Liability Company Act. Among other items, our amended and restated member control agreement and amended and restated operating agreement contain provisions relating to the election of governors, restrictions on transfers, member voting, and other company governance matters. If you invest in Agassiz Energy, LLC, you will be bound by the terms of those agreements. Their provisions may not be amended without the approval of the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
Management
      Our board of governors consists of nine members, whose names and business experience are set out in further detail in “GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.”
      We intend to reduce the size of the board to 7 at the next regular or special meeting of the Members following the date on which substantial operations of our ethanol plant commences. Members who purchase at least 20% of the offered units in this offering will have the right to appoint one member to our board of governors, but will not have the right to vote for any other governor. We have not established any board committees.
      Nominations for governors may be made by the board of governors as a whole. Members may also nominate candidates for our board by giving advance written notice to Agassiz Energy, LLC with information about the nominee and the nominating member. We do not expect to develop a vacancy on the board of governors until after substantial completion of the plant.
      Our amended and restated member control agreement and amended and restated operating agreement are unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.
      The governors must elect a chairman who will preside over any meeting of the board of governors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act.
      According to our amended and restated member control agreement, the governors may not take the following actions without the unanimous consent of the members:

•	Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company set forth in Section 1.2 of the Member Control Agreement.

•	Knowingly engage in any act in contravention of the Member Control Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in the Member Control Agreement.

•	Possess Company Property, or assign rights in specific Company Property, for other than a Company purposes; or

•	Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company.
      In addition, without the consent of a majority of the membership voting interests the governors do not have the authority to cause Agassiz Energy, LLC to:

•	Merge, consolidate, exchange or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of the Property in connection with the dissolution of the Company; or

•	Cause the Company to acquire any equity or debt securities of any Governor or any of its Affiliates, or otherwise make loans to any Governor or any of its Affiliates. However, the Company is prohibited from making any loan to any governor or any of its affiliates pursuant to federal statutes.
Member loans to the Company
      The amended and restated member control agreement allows any member or affiliate to lend or advance money to us and provides that any such loan or advance shall be treated as a debt due from us which shall not bear interest in excess of the prime rate plus 4% per annum. If a governor or affiliate of a governor is the lender, the rate of interest and terms and conditions of the loan must be no less favorable to us than if the lender had been an independent third party.
Members’ Meetings and Other Members’ Rights
      We intend to hold a regular meeting of members at which the board of governors will give our annual company report. Members will address any appropriate business including the election of governors to those governor seats becoming vacant. In addition, members owning an aggregate of 10% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of governors may also call a special meeting of members at any time.
      Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than 10 days in advance of such meetings.
      In order to take action at a meeting, members holding at least a majority of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our governors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our member control agreement or by the Minnesota Limited Liability Company Act. Members may also take action by written action signed by all of the members entitled to vote.
      For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
      Members do not have dissenter’s rights because the board of governors believe, and the current members agreed, that dissenter rights tend to be a hindrance to mergers, sales or other strategy activities. Minnesota statutes permit us to elect not to have dissenter rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.
      We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
      A unit holder’s ability to transfer units is restricted under the member control agreement. To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our member control agreement prohibits transfers without the approval of the governors. The governors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.
Amendments
      Our amended and restated member control agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member’s financial rights or modify the liability of a member, without that member’s consent. The member control agreement defines financial rights as a member’s share of profits and losses, the right to receive distributions of the company’s assets and the right to information concerning the business and affairs of the company.
Dissolution
      Our member control agreement provides that a voluntary dissolution of Agassiz Energy, LLC may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
      This section of the prospectus describes the material federal income tax risks and consequences of your participation in Agassiz Energy, LLC. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Agassiz Energy, LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Agassiz Energy, LLC. Although we will furnish unit holders with such information regarding Agassiz Energy, LLC as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.

      The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Agassiz Energy, LLC and a unit holder’s investment in Agassiz Energy, LLC. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
      The tax opinion contained in this section and the opinion attached as Exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Leonard, O’Brien, Spencer, Gale & Sayre, Ltd. regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
      In the opinion attached as Exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
      Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.
Partnership Status
      It is the opinion of our tax counsel that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.
      We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
      As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
      To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:

•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.
      Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, we believe that we will be subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
      We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
      We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our amended and restated member control agreement prohibits any transfer of units without the approval of our governors. Our governors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.
      Private transfers include, among others:

•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.

      Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.
      In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.
Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.
      We expect to pay no federal income tax. Instead, as members, investors will be required to report on investors’ income tax return investors’ allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.
Tax Consequences to Our Unit Holders
      We have adopted a fiscal year ending December 31 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
      Except as stated below, distributions made by us to a unit holder will not be taxable to the unit holder for federal income tax purposes as long as the distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which are unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
      Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $1.00.

      An investor’s initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
      The basis of an investor’s units will be decreased, but not below zero, by:

•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of Company debt.
      The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.
      Except in the case of a taxable sale of a unit or Agassiz Energy, LLC’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of the company’s net income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a) (1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Tax Credits to Unit Holders

Small Ethanol Producer Tax Credit
      The Energy Policy Act of 2005 signed into law by President Bush on August 8, 2005 expands the definition of a “small ethanol producer” from 30 million gallons per year to 60 million gallons per year. Small ethanol producers are allowed a tax credit on up to 15 million gallons of ethanol production annually. The tax credit is capped at $1.5 million per year per producer. The credit is effective for taxable years ending after the date of enactment. We expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 50 million gallons of ethanol per year. Even though our plant will be designed as a 52 million gallons of ethanol per year plant, it may have the potential to produce over 60 million gallons per year and if it does produce more than 60 million gallons per year we will lose this tax credit.
      We expect that we will be classified as a partnership for tax purposes and we would expect to pass the tax credits through to our unit holders. Unit holders will then be able to report and utilize the tax credits on their own income tax returns.
      The small ethanol producers tax credit originally scheduled to expire in 2007 has been extended through 2010. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2010.

Deductibility of Losses; Basis, At-Risk, and Passive Loss Limitations
      Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:

•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of the Company’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in the company to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.
Passive Activity Income
      If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
      Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Agassiz Energy, LLC on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
      Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our amended and restated member control agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our member control agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the amended and restated member control agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The amended and restated member control agreement permits our governors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the amended and restated member control agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.
Tax Consequences Upon Disposition of Units
      Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
      Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.
Effect of Tax Code Section 754 Election on Unit Transfers
      The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets as diluted by the seed units, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
      A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

      If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
      Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
      Our amended and restated member control agreement provides our governors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
      Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted basis in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
      The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
      We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
      The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

      Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we have selected a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
      Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level rather than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.
      The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of governors who is also a unit holder of the company. Our member control agreement provides for board designation of the Tax Matters Member. Currently, Larry Altringer is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
      If we incorrectly report an investor’s distributive share of our net income, such incorrect report may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
      Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
      The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.
State and Local Taxes
      In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL MATTERS
      The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Leonard, O’Brien, Spencer, Gale & Sayre, Ltd.
      Agassiz Energy, LLC is not a party to any pending legal proceedings.
EXPERTS
      Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, has audited our financial statements at December 31, 2004 and December 31, 2005, as set forth in their report appearing in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.
TRANSFER AGENT
      We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
      We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F. Street NE, Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
      As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. We are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.
      [Remainder of page intentionally left blank.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Governors
Agassiz Energy, LLC
Crookston, Minnesota
      We have audited the accompanying balance sheet of Agassiz Energy, LLC (a development stage company), as of December 31, 2005 and 2004, and the related statements of operations, changes in members’ equity, and cash flows for the years ending December 31, 2005 and 2004, and for the period from inception (October 12, 2004) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Agassiz Energy, LLC, (a development stage company) as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ending December 31, 2005 and 2004 and the period from inception (October 12, 2004) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants
Minneapolis, Minnesota
March 14, 2006, except for Note 9
for which the date is March 30, 2006 and June 30, 2006

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Balance Sheet

	December 31,	December 31,
	2005	2004

ASSETS
Current Assets
Cash and equivalents	$77,060	$225,000
Restricted cash	61,592	100,000
Short-term investments	575,000	675,000
Prepaid and other	3,015	3,052

Total current assets	716,667	1,003,052
Other Assets
Land options	10,000	—
Deferred offering costs	25,531	4,274

Total other assets	35,531	4,274

Total Assets	$752,198	$1,007,326

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Trade accounts payable	$59,788	$7,693
Accounts payable — members	15,678	9,825

Total current liabilities	75,466	17,518
Commitments and Contingencies
Members’ Equity
Member contributions, 3,000,000 units outstanding at December 31, 2005 and 2004	1,000,000	1,000,000
Deficit accumulated during development stage	(323,268)	(10,192)

Total members’ equity	676,732	989,808

Total Liabilities and Members’ Equity	$752,198	$1,007,326

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Operations

			From Inception
	Year Ended	Year Ended	(October 12, 2004)
	December 31,	December 31,	to December 31,
	2005	2004	2005

Revenues	$—	$—	$—
Operating Expenses
Professional and consulting fees	451,544	12,749	464,293
General and administrative	10,562	495	11,057

Total operating expenses	462,106	13,244	475,350

Operating Loss	(462,106)	(13,244)	(475,350)
Other Income (Expense)
Grant income	127,394	—	127,394
Interest income	21,636	3,052	24,688

Total other income	149,030	3,052	152,082

Net Loss	$(313,076)	$(10,192)	$(323,268)

Weighted Average Units Outstanding	3,000,000	1,814,815	2,784,753

Net Loss Per Unit	$(0.10)	$(0.01)	$(0.12)

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Changes in Members’ Equity

	Member	Accumulated
	Contributions	Deficit

Balance — Inception, October 12, 2004	$—	$—
Capital contributions — 3,000,000 units, $.33 per unit, November 2004	1,000,000
Net loss for the year ended to December 31, 2004		(10,192)

Balance — December 31, 2004	1,000,000	(10,192)
Net loss for the year ended December 31, 2005		(313,076)

Balance — December 31, 2005	$1,000,000	$(323,268)

Notes to Consolidated Financial Statement are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Cash Flows

			From Inception
	Year Ended	Year Ended	(October 12, 2004)
	December 31,	December 31,	to December 31
	2005	2004	2005

Cash Flows from Operating Activities
Net loss	$(313,076)	$(10,192)	$(323,268)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities
Restricted cash	38,408	(100,000)	(61,592)
Prepaid and other expenses	37	(3,052)	(3,015)
Accounts payable	56,770	17,518	74,288

Net cash used for operating activities	(217,861)	(95,726)	(313,587)
Cash Flows from Investing Activities
Proceeds from (payment for) short-term investments	100,000	(675,000)	(575,000)
Payment for land options	(10,000)	—	(10,000)

Net cash provided by (used in) investing activities	90,000	(675,000)	(585,000)
Cash Flows from Financing Activities
Member contributions	—	1,000,000	1,000,000
Payments for deferred offering costs	(20,079)	(4,274)	(24,353)

Net cash provided by (used in) financing activities	(20,079)	995,726	975,647

Net Increase (Decrease) in Cash and Equivalents	(147,940)	225,000	77,060
Cash and Equivalents — Beginning of Period	225,000	—	—

Cash and Equivalents — End of Period	$77,060	$225,000	$77,060

Supplemental Disclosure of Non-Cash Financing Activities
Deferred offering costs in accounts payable	$1,178	$—	$1,178

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005 and 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
      The Company, which anticipates its plant location to be near Erskine, Minnesota, was organized to fund and construct a 52 million gallon coal fired ethanol plant with distribution throughout the United States and with limited distribution into Canada. In addition, the Company intends to produce and sell distillers grains as a co-product of ethanol production. Construction is anticipated to begin in the fall of 2006. As of December 31, 2005, the Company is in the development stage with its efforts being principally devoted to organizational, project feasibility, equity raising, and permitting activities.

Accounting Estimates
      Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
      Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

Cash and Equivalents
      The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and equivalents approximates the fair value.
      The Company maintains its accounts at three financial institutions. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Restricted Cash
      The Company is required to maintain cash balances as part of its grant agreement with the Agricultural Utilization Research Institute as described in Note 5.

Investments
      The Company includes in investments certain debt instruments with maturities greater than three months and classifies them as “available for sale.” The debt instruments consist of bank certificates of deposit due in less than one year. Investments are carried at their estimated fair market value based on quoted market prices, which approximates cost. Interest is accrued as earned on the certificates of deposit. Because fair market value approximates cost, there are neither realized gains or losses upon automatic renewal or liquidation at maturity nor unrealized gains or losses at December 31, 2005 and 2004. Automatic renewals upon maturity are considered neither sales nor new purchases of available for sale securities.

Property and equipment
      Property and equipment will be stated at the lower of cost or estimated fair value. Depreciation will be provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs will be expensed as incurred; major improvements and betterments will be capitalized.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)
      The Company has incurred substantial consulting, permitting, and other pre-construction services related to building its plant facilities. Due to the substantial current uncertainties regarding the Company’s ability to proceed with the ultimate facility construction until the Company has raised debt and equity financing, the Company expenses these pre-construction costs as incurred.

Deferred Offering Costs
      The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received or if the financing does not occur, they will be expensed.

Grants
      The Company recognizes grant income as other income for reimbursement of expenses incurred or expenses paid on behalf of the Company upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants will be recognized as a reduction in the basis of the asset upon complying with the conditions of the grant.

Income Taxes
      The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

Organizational and Start Up Costs
      The Company expenses all organizational and start up costs as incurred.

Fair Value of Financial Instruments
      The carrying value of cash and equivalents and investments approximates fair value.

Recently Issued Accounting Pronouncements
      Management has reviewed recently issued accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

2.	CONCENTRATIONS
      The Company will be highly dependent upon the anticipated general contractor for construction of the ethanol plant. The Company currently has a non-binding memorandum of understating as described in Note 7 with the anticipated general contractor.

3.	DEVELOPMENT STAGE ENTERPRISE
      The Company was formed on October 12, 2004 to have an indefinite life. In November 2004, the Company raised $1,000,000 from 37 seed capital investors in exchange for 3,000,000 units.
      Income and losses are allocated to all members based upon their respective percentage units held. A member is entitled to one vote for each member unit held. See Note 4 for further discussion of members’ equity.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)

4.	MEMBERS’ EQUITY
      As specified in the Company’s operating agreement, the Company is authorized to issue additional units as needed. The Company has one class of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. Each unit represents a pro rata ownership interest in the Company’s profits, losses and distributions.
      The Company is preparing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Offering is expected to be for a minimum of 42,500,000 units and a maximum of 58,500,000 units for sale at $1.00 per unit. The minimum purchase requirement is 20,000 units for a minimum investment of $20,000. To become a member, a 10% deposit is required at the time of subscription with these funds being deposited with an escrow account. In addition, a signed full recourse promissory note and security agreement for the remaining 90% is also due at subscription. Once the minimum aggregate offering amount is obtained, the investors will have 30 days to remit the balance of the purchase price. Investments will be held in escrow until the earliest of the receipt of $42,500,000 or more in cash proceeds and a written debt financing commitment for an amount ranging from approximately $50,000,000 to $66,000,000, one year from the effective date of the registration statement or termination of the offering. If the offering is terminated, the investment funds will be promptly returned plus nominal interest less a deduction for escrow agent fees. There is no assurance that the Company will be able to sell the mentioned member units or raise the debt financing to complete the proposed ethanol plant project.

5.	GRANTS
      In March 2005, the Company was awarded a United States Department of Agriculture Value Added Development grant in the amount of $170,000 to be used for project development expenses including project coordination, feasibility studies, and environmental assessments. Under the terms of this grant, eligible expenses are paid by the Company and submitted to the USDA for reimbursement. The USDA reimburses 50% of eligible expenses incurred. As of December 31, 2005, the Company had incurred approximately $117,000 of eligible expenses and has received approximately $58,000 related to this grant.
      In 2004, the Company entered into a collaboration agreement with the Agricultural Utilization Research Institute (AURI) to receive a matching grant of $105,000 to be used in connection with project feasibility, business marketing, legal consultation, and board training expenditures through June 2006. AURI will serve as primary project manager related to the collaboration agreements with the ability to enter into contracts on behalf of the Company related to the collaboration agreements. In accordance with the grant agreement, certain cash balances are restricted until expenditure repayments occur. Generally AURI incurs and pays for the expenditures and subsequently requests payment of the Company for 50% of the incurred costs. The Company has recognized approximately $69,000 of grant income under this agreement.

6.	INCOME TAXES
      The differences between financial statement basis and tax basis of assets are as follows at December 31, 2005 and 2004:

	December 31,	December 31,
	2005	2004

Financial statement basis of total assets	$752,198	$1,007,326
Organizational costs expensed for financial reporting purposes	323,268	10,192

Taxable income tax basis of total assets	$1,075,466	$1,017,518

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)
      There were no differences between the financial statement basis and tax basis of the Company’s liabilities.

7.	COMMITMENTS AND CONTINGENCIES

Plant Construction
      The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $110,045,000. In May 2005, the Company signed a non-binding Memorandum of Understanding with an unrelated general contractor for the design and development of the ethanol plant. The Memorandum of Understanding provides that the cost of the contracted construction will approximate $98,000,000, excluding any change orders the Company may approve. The term of this agreement will be in effect for one year, and will continue in effect for successive periods of six months unless a 30 day written notice of termination is given by either party. However, if the Company terminates the agreement to use a different general contractor, the Company must pay the general contractor $85,000 plus reimbursable expenses.
      Also in May 2005 and as Exhibit A to the Memorandum of Understanding referred to above, the Company entered into a preconstruction services agreement with the general contractor to provide preliminary design, engineering, procurement and construction services for the development and construction of the plant for $160,000. The agreement provides for additional preconstruction services for mutually agreed upon fees. The fees related to the agreement and additional preconstruction services will be credited against the final design build agreement.

Land contracts
      In March 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 100 acres of land in Polk County, Minnesota, for $120,000 until March 31, 2006. The Company paid $5,000 for this option. In March 2006, the Company paid $5,000 to extend this option for an additional twelve months. If the option is exercised during the time permitted, all consideration will be applied to the purchase price. The Company’s comprehensive plan for the construction of the ethanol plant contemplates using this site, in conjunction with the two sites described below. These three sites are adjacent to each other and are anticipated to be the site of the plant.
      In April 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 63 acres of land in Polk County, Minnesota, for $60,000 until March 31, 2006. The Company paid $5,000 for this option. In March 2006, the Company paid $5,000 to extend this option for an additional twelve months. If the option is exercised during the time permitted, all consideration will be applied to the purchase price.
      In March 2006, the Company entered into a contract with an unrelated party to have the option to purchase 24 acres of land in Polk County, Minnesota for $200,000 until March 31, 2007. The Company paid $20,000 for this option. The Company can extend the option until March 31, 2008 for $20,000. If the option is exercised during the time period, all consideration will be applied to the purchase price.

Consulting Contracts
      In May 2005, the Company entered into an agreement with an unrelated party to provide professional environmental services and to assist with obtaining licenses and permits for approximately $63,000. Subsequent to the completion of this initial contract, the Company has incurred additional expenses related to the permitting process.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)

8.	RELATED PARTY TRANSACTIONS
      In February 2005, the Company entered into a consulting agreement with a member to serve as project coordinator as the Company conducts a feasibility study, business plan, equity drive and plant construction. The project coordinator received approximately $53,000 and $9,000 for services performed for the Company in 2005 and 2004, respectively.
      A member of the Company provided accounting services on an as needed basis and received approximately $5,000 and $1,000 for services performed in 2005 and 2004, respectively.

9.	SUBSEQUENT EVENTS
      In March 2006, the Company raised an additional $545,500 in exchange for 1,636,500 units.
      In March 2006, the Company entered into a consulting agreement with an affiliate of the general contractor to provide additional preconstruction services including preliminary engineering and project specifications. The fees for these services are to be $650,000 with progress billings throughout the agreement.
      In May 2006, the Company entered into a license, technology, and service agreement with an unrelated party for technical and proprietary information related to the production of ethanol. The agreement provides for a license fee of $465,000 payable in two installments with one being due upon financial closing and the second payment due upon completion of the plant. The agreement also provides for process design and engineering services, with fees of $455,000 payable in installments beginning when the agreement was signed. The Company paid $105,000 related to these fees upon signing, and will pay future installments based upon delivery of process and design specifications. In addition, the agreement provides initial startup and consulting services based on hourly rates.
      In May 2006, the Company entered into a consulting agreement with an unrelated party to assist in raising equity. The Company will pay the consultant an hourly rate. In addition, the Company will pay the consultant a bonus of $56,000 upon successful completion of the equity drive and securing debt financing.
      In May 2006, the Company allowed the owner of the 63 acre property to sell approximately five acres, reducing the total acres to 58 acres. The purchase price was prorated for the reduction in acres.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Balance Sheet

March 31,
2006

(Unaudited)
ASSETS
Current Assets
Cash and equivalents	$631,251
Restricted cash	40,546
Short-term investments	400,000
Other receivables	81,187
Prepaid and other	30,507

Total current assets	1,183,491
Other Assets
Land options	40,000
Deferred offering costs	124,961

Total other assets	164,961

Total Assets	$1,348,452

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Trade accounts payable	$139,944
Accounts payable — members	12,610

Total current liabilities	152,554
Commitments and Contingencies
Members’ Equity
Member contributions, 4,636,500 units outstanding at March 31, 2006	1,545,500
Deficit accumulated during development stage	(349,602)

Total members’ equity	1,195,898

Total Liabilities and Members’ Equity	$1,348,452

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Operations

			From Inception
	Three Months	Three Months	(October 12, 2004)
	Ended March 31,	Ended March 31,	to March 31,
	2006	2005	2006

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—
Operating Expenses
Professional and consulting fees	147,209	35,112	611,502
General and administrative	2,399	455	13,456

Total operating expenses	149,608	35,567	624,958

Operating Loss	(149,608)	(35,567)	(624,958)
Other Income (Expense)
Grant income	117,275	10,000	244,669
Interest income	5,999	5,555	30,687

Total other income	123,274	15,555	275,356

Net Loss	$(26,334)	$(20,012)	$(349,602)

Weighted Average Units Outstanding	3,036,367	3,000,000	2,827,002

Net Loss Per Unit	$(0.01)	$(0.01)	$(0.12)

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Statement of Cash Flows

	Three Months	Three Months	From Inception
	Ended	Ended	(October 12, 2004)
	March 31,	March 31,	to March 31,
	2006	2005	2006

	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(26,334)	$(20,012)	$(349,602)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities
Restricted cash	21,046	9,764	(40,546)
Other receivables	(81,187)	—	(81,187)
Prepaid and other expenses	(27,492)	(3,809)	(30,507)
Accounts payable	3,288	(6,723)	78,754

Net cash used for operating activities	(110,679)	(20,780)	(423,088)
Cash Flows from Investing Activities
Proceeds from (payment for) short-term investments	175,000	—	(400,000)
Payment for land options	(30,000)	(10,000)	(40,000)

Net cash provided by (used in) investing activities	145,000	(10,000)	(440,000)
Cash Flows from Financing Activities
Member contributions	545,500	—	1,545,500
Payments for deferred offering costs	(25,630)	—	(51,161)

Net cash provided by (used in) financing activities	519,870	—	1,494,339

Net Increase (Decrease) in Cash and Equivalents	554,191	(30,780)	631,251
Cash and Equivalents — Beginning of Period	77,060	225,000	—

Cash and Equivalents — End of Period	$631,251	$194,220	$631,251

Supplemental Disclosure of Non-Cash Financing Activities
Deferred offering costs in accounts payable	$73,800	$18,901	$73,800

Notes to Financial Statements are an integral part of this Statement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
March 31, 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United Sates of America have been condensed or omitted as permitted by such rules and regulations.
      The quarterly financial statements are unaudited. These statements include all adjustments (consisting of normal recurring accruals) that we considered necessary to present a fair statement of the results of operations, financial position, and cash flows. The results reported in these condensed financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

Nature of Business
      The Company, which anticipates its plant location to be near Erskine, Minnesota, was organized to fund and construct a 52 million gallon coal fired ethanol plant with distribution throughout the United States and with limited distribution into Canada. In addition, the Company intends to produce and sell distillers grains as a co-product of ethanol production. Construction is anticipated to begin in the fall of 2006. As of March 31, 2006, the Company is in the development stage with its efforts being principally devoted to organizational, project feasibility, equity raising, and permitting activities.

Accounting Estimates
      Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
      Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

Cash and Equivalents
      The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and equivalents approximates the fair value.
      The Company maintains its accounts at three financial institutions. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Restricted Cash
      The Company is required to maintain cash balances as part of its grant agreement with the Agricultural Utilization Research Institute as described in Note 5.

Investments
      The Company includes in investments certain debt instruments with maturities greater than three months and classifies them as “available for sale”. The debt instruments consist of bank certificates of deposit due in less than one year. Investments are carried at their estimated fair market value based on quoted market prices, which approximates cost. Interest is accrued as earned on the certificates of deposit. Because fair market value

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)
approximates cost, there are neither realized gains or losses upon automatic renewal or liquidation at maturity nor unrealized gains or losses at March 31, 2006 and 2005. Automatic renewals upon maturity are considered neither sales nor new purchases of available for sale securities.

Property and Equipment
      Property and equipment will be stated at the lower of cost or estimated fair value. Depreciation will be provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs will be expensed as incurred; major improvements and betterments will be capitalized.
      The Company has incurred substantial consulting, permitting, and other pre-construction services related to building its plant facilities. Due to the substantial current uncertainties regarding the Company’s ability to proceed with the ultimate facility construction until the Company has raised debt and equity financing, the Company expenses these pre-construction costs as incurred

Deferred Offering Costs
      The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received or if the financing does not occur, they will be expensed.

Grants
      The Company recognizes grant income as other income for reimbursement of expenses incurred or expenses paid on behalf of the Company upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants will be recognized as a reduction in the basis of the asset upon complying with the conditions of the grant.

Income Taxes
      The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

Organizational and Start Up Costs
      The Company expenses all organizational and start up costs as incurred.

Fair Value of Financial Instruments
      The carrying value of cash and equivalents and investments approximates fair value.

Recently Issued Accounting Pronouncements
      Management has reviewed recently issued accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

2.	CONCENTRATIONS
      The Company will be highly dependent upon the anticipated general contractor for construction of the ethanol plant. The Company currently has a non-binding memorandum of understating as described in Note 6 with the anticipated general contractor.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)

3.	DEVELOPMENT STAGE ENTERPRISE
      The Company was formed on October 12, 2004 to have an indefinite life. In November 2004, the Company raised $1,000,000 from 37 seed capital investors in exchange for 3,000,000 units. In March 2006, the Company raised an additional $545,500 from the existing members in exchange for 1,636,500 units.
      Income and losses are allocated to all members based upon their respective percentage units held. A member is entitled to one vote for each member unit held. See Note 4 for further discussion of members’ equity.

4.	MEMBERS’ EQUITY
      As specified in the Company’s operating agreement, the Company is authorized to issue additional units as needed. The Company has one class of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. Each unit represents a pro rata ownership interest in the Company’s profits, losses and distributions.
      The Company is preparing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Offering is expected to be for a minimum of 42,500,000 units and a maximum of 58,500,000 units for sale at $1.00 per unit. The minimum purchase requirement is 20,000 units for a minimum investment of $20,000. To become a member, a 10% deposit is required at the time of subscription with these funds being deposited with an escrow account. In addition, a signed full recourse promissory note and security agreement for the remaining 90% is also due at subscription. Once the minimum aggregate offering amount is obtained, the investors will have 30 days to remit the balance of the purchase price. Investments will be held in escrow until the earliest of the receipt of $42,500,000 or more in cash proceeds and a written debt financing commitment for an amount ranging from approximately $50,000,000 to $66,000,000, one year from the effective date of the registration statement or termination of the offering. If the offering is terminated, the investment funds will be promptly returned plus nominal interest less a deduction for escrow agent fees. There is no assurance that the company will be able to sell the mentioned member units or raise the debt financing to complete the proposed ethanol plant project.

5.	GRANTS
      In March 2005, the Company was awarded a United States Department of Agriculture Value Added Development grant in the amount of $170,000 to be used for project development expenses including project coordination, feasibility studies, and environmental assessments. Under the terms of this grant, eligible expenses are paid by the Company and submitted to the USDA for reimbursement. The USDA reimburses 50% of eligible expenses incurred. As of March 31, 2006, the Company had incurred approximately $280,000 of eligible expenses. The Company has received approximately $58,000 as of March 31, 2006 and has recorded approximately $81,000 in other receivables related to this grant.
      In 2004, the Company entered into a collaboration agreement with the Agricultural Utilization Research Institute (AURI) to receive a matching grant of $105,000 to be used in connection with project feasibility, business marketing, legal consultation, and board training expenditures through June 2006. AURI will serve as primary project manager related to the collaboration agreements with the ability to enter into contracts on behalf of the Company related to the collaboration agreements. In accordance with the grant agreement, certain cash balances are restricted until expenditure repayments occur. Generally AURI incurs and pays for the expenditures and subsequently requests payment of the Company for 50% of the incurred costs. As of March 31, 2006, the Company has recognized $105,000 of grant income under this agreement.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)

6.	COMMITMENTS AND CONTINGENCIES

Plant Construction
      The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $110,045,000. In May 2005, the Company signed a non-binding Memorandum of Understanding with an unrelated general contractor for the design and development of the ethanol plant. The Memorandum of Understanding provides that the cost of the contracted construction will approximate $98,000,000, excluding any change orders the Company may approve. The term of this agreement will be in effect for one year, and will automatically continue in effect for successive periods of six months unless a 30 day written notice of termination is given by either party. However, if the Company terminates the agreement to use a different general contractor, the Company must pay the general contractor $85,000 plus reimbursable expenses.
      Also in May 2005 and as Exhibit A to the Memorandum of Understanding referred to above, the Company entered into a preconstruction services agreement with the general contractor to provide preliminary design, engineering, procurement and construction services for the development and construction of the plant for $160,000. The agreement provides for additional preconstruction services for mutually agreed upon fees. The fees related to the agreement and additional preconstruction services will be credited against the final design build agreement.

Land Contracts
      In March 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 100 acres of land in Polk County, Minnesota, for $120,000 until March 31, 2006. The Company paid $5,000 for this option. In March 2006, the Company paid $5,000 to extend this option for an additional twelve months. If the option is exercised during the time permitted, all consideration will be applied to the purchase price. The Company’s comprehensive plan for the construction of the ethanol plant contemplates using this site, in conjunction with the two sites described below. These three sites are adjacent to each other and are anticipated to be the site of the plant.
      In April 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 63 acres of land in Polk County, Minnesota, for $60,000 until March 31, 2006. The Company paid $5,000 for this option. In March 2006, the Company paid $5,000 to extend this option for an additional twelve months. If the option is exercised during the time permitted, all consideration will be applied to the purchase price. In May 2006, the Company allowed the owner of this property to sell approximately five acres, reducing the total acres to 58 acres. The purchase price was prorated for the reduction in acres.
      In March 2006, the Company entered into a contract with an unrelated party to have the option to purchase 24 acres of land in Polk County, Minnesota for $200,000 until March 31, 2007. The Company paid $20,000 for this option. The Company can extend the option until March 31, 2008 for $20,000. If the option is exercised during the time period, all consideration will be applied to the purchase price.

Consulting Contracts
      In May 2005, the Company entered into an agreement with an unrelated party to provide professional environmental services and to assist with obtaining licenses and permits for approximately $63,000. Subsequent to the completion of this initial contract, the Company has incurred additional expenses related to the permitting process.

AGASSIZ ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements — (Continued)
      In March 2006, the Company entered into a consulting agreement with an affiliate of the general contractor to provide additional preconstruction services including preliminary engineering and project specifications. The fees for these services are to be $650,000 with progress billings throughout the agreement.

7.	RELATED PARTY TRANSACTIONS
      In February 2005, the Company entered into a consulting agreement with a member to serve as project coordinator as the Company conducts a feasibility study, business plan, equity drive and plant construction. As of March 31, 2006 the Company has incurred approximately $77,000 under this agreement, with approximately $6,600 included in accounts payable — members.
      A member of the Company provided accounting services on an as needed basis. As of March 31, 2006 the Company has incurred approximately $14,000 for these services with approximately $5,600 being included in accounts payable — members.

8.	SUBSEQUENT EVENTS
      In May 2006, the Company entered into a license, technology, and service agreement with an unrelated party for technical and proprietary information related to the production of ethanol. The agreement provides for a license fee of $465,000 payable in two installments with one being due upon financial closing and the second payment due upon completion of the plant. The agreement also provides for process design and engineering services, with fees of $455,000 payable in installments beginning when the agreement was signed. The Company paid $105,000 related to these fees upon signing, and will pay future installments based upon delivery of process and design specifications. In addition, the agreement provides initial startup and consulting services based on hourly rates.
      In May 2006, the Company entered into a consulting agreement with an unrelated party to assist in raising equity. The Company will pay the consultant an hourly rate. In addition, the Company will pay the consultant a bonus of $56,000 upon successful completion of the equity drive and securing debt financing.
      In May 2006, the Company allowed the owner of the 63 acre property to sell approximately five acres, reducing the total acres to 58 acres. The purchase price was prorated for the reduction in acres.

MINIMUM 42,500,000 UNITS
MAXIMUM 58,500,000 UNITS
PRELIMINARY PROSPECTUS

June 30, 2006
      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
      No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
      Through and including                     , 2006 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF GOVERNORS AND OFFICERS.
      Governors and officers of Agassiz Energy, LLC may be entitled to benefit from the indemnification provisions contained in the Company’s amended and restated member control agreement and the Minnesota Limited Liability Company Act. The general effect of these provisions is summarized below.
      Our amended and restated member control agreement provides that to the maximum extent permitted under the Minnesota Limited Liability Company Act and any other applicable law, no member or governor of Agassiz Energy, LLC shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or governor or both. No governor of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such governor; provided that the provision shall not eliminate or limit the liability of a governor for the following: (1) receipt of an improper financial benefit to which the governor is not entitled; (2) liability for receipt of distributions in violation of the amended and restated articles of organization, amended and restated member control agreement, or the Minnesota Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Minnesota Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each governor relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such governor or officer in connection with the business of the Company. The indemnification includes reasonable attorneys’ fees incurred by a governor or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any governor, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the governor, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no governor shall be indemnified by the Company in contradiction of the Minnesota Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.
      Generally, under Minnesota law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Minnesota law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the member control agreement provides. Our amended and restated member control agreement provides that no member or governor of Agassiz Energy, LLC shall be personally liable for any debt, obligation or liability solely by reason of being a member or governor or both.
      The principles of law and equity supplement the Minnesota Limited Liability Company Act, unless displaced by particular provisions of the Act.
      There is no pending litigation or proceeding involving a governor, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any governor, officer, member, manager, employee or agent.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$6,885
Legal fees and expenses	100,000
Consulting Fees	75,000
Accounting fees	50,000
Blue Sky filing fees	7,675
Printing expenses	65,000
Advertising	75,000
Miscellaneous fees	10,000
Total	$389,560

*	All of the above items except the registration fee and blue sky filing fees are estimated.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES
      In November 2004, we issued and sold 3,000,000 membership units to our seed capital investors at a purchase price of $0.33 per unit. In March, 2006, we sold an additional 1,636,500 membership units to our capital investors at a purchase price of $0.33 per unit without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 506 of Regulation D and Section 4(2). Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided or offered the chance to review all material information concerning our company and the offering and to ask questions of management. All purchases were made with cash and the total amount of cash consideration for those securities was $1,545,500.

ITEM 27.	EXHIBITS.

3.1	Articles of Organization of Agassiz Energy, LLC.*

3.2	Amended and Restated Member Control Agreement of the registrant*

3.3	Amended and Restated Operating Agreement of the registrant*

4.1	Form of Membership Unit Certificate*

4.2	Form of Subscription Agreement of registrant*

4.3	Form of Escrow Agreement

5.1	Form of Opinion of Leonard, O’Brien, Spencer, Gale & Sayre, Ltd as to certain securities matters

8.1	Form of Opinion of Leonard, O’Brien, Spencer, Gale & Sayre, Ltd as to certain tax matters

10.1	Option to Purchase Real Property, dated March 16, 2005*

10.2	Option to Purchase Real Property, dated April 30, 2005*

10.3	Option to Purchase Real Property, dated March 11, 2006*

10.4	Value-Added Agricultural Product Market Development Grant Agreement, dated March 14, 2005 between Agassiz Energy, LLC and the U.S. Department of Agriculture*

10.5	Memorandum of Understanding with Bio-Renewable Group, dated May 20, 2005*

10.6	Utility Service Contract with Utility Engineering Corporation, dated March 28, 2006.*

10.7	Memorandum of Agreement with Donald Sargeant, dated March 27, 2006.*

10.8	Agreement for Professional Services with Natural Resources Group, dated May 18, 2005.*

10.9	Collaboration Agreement between Agriculture Innovation Center and New Harvest Ethanol dated September 2004.*

10.10	Assignment of Collaboration Agreement between Agriculture Innovation Center and New Harvest Ethanol, dated April 13, 2005.*

10.11	Compensation Agreement for Contact Services dated May 4, 2006 between John Stone and Agassiz Energy, LLC.*

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated June 30, 2006

24	Issuer’s Power of Attorney*

*	Filed previously as part of our Registration on Form SB-2 and incorporated herein by reference.

ITEM 28.	UNDERTAKINGS.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

(4) To determine the liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Crookston, Minnesota on June 30, 2006.

AGASSIZ ENERGY, LLC
DONALD SARGEANT

/s/ Donald Sargeant

Chairman, President and Governor
(Principal Executive Officer)
Date: June 30, 2006
      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Donald Sargeant Donald Sargeant		Chairman, President, Governor (Principal Executive Officer)	Date: June 30, 2006

* Larry Altringer		Treasurer, Governor (Principal Financial and Accounting Officer)	Date: June 30, 2006

* Wayne Wagner		Vice President and Governor	Date: June 30, 2006

* Roger Dziengel		Secretary, Governor	Date: June 30, 2006

* Gary Bridgeford		Governor	Date: June 30, 2006

* Leroy Reitmeier		Governor	Date: June 30, 2006

* Tom Jorgens		Governor	Date: June 30, 2006

* Craig Morgan		Governor	Date: June 30, 2006

* John Vallager		Governor	Date: June 30, 2006

*By:	/s/ Donald Sargeant Donald Sargeant